Exhibit 4.2

Execution Version

April 23, 2024

Endo Finance Holdings, Inc.

(as Issuer)

and

Endo, Inc.

(as Parent)

and

Each of the Subsidiary Guarantors Party hereto

and

Computershare Trust Company, National Association

(as Trustee and Notes Collateral Agent)

INDENTURE

8.500% Senior Secured Notes due 2031

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	AGREEMENT TO PAY ADDITIONAL AMOUNTS

v

INDENTURE dated as of April 23, 2024 among ENDO FINANCE HOLDINGS, INC., a Delaware corporation (the “Issuer”), ENDO, INC., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as defined herein) and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association and limited purpose trust company organized under the laws of the United States, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

The Issuer, the Parent, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 8.500% Senior Secured Notes due 2031 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2024 Credit Agreement” means the credit agreement, dated as of April 23, 2024, among the Parent, as guarantor, the Issuer, as borrower, the lenders from time to time party thereto, certain other parties party thereto from time to time and Goldman Sachs Bank USA, as administrative agent, collateral agent, issuing bank and swingline lender, including any related notes, Guarantees, security documents, instruments and agreements executed in connection therewith, and as such agreement, in whole or in part, in one or more instances, may be further amended, restated, renewed, extended, substituted, refinanced, restructured, replaced (whether or not upon termination, and whether with the original lenders or otherwise), supplemented or otherwise modified from time to time (including, in each case, by means of one or more credit agreements, note purchase agreements or sales of debt securities to institutional investors whether with the original agents and lenders or otherwise and including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) and including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise, which Credit Agreement provides, as of the Issue Date, for a superpriority revolving credit facility in an amount of $400.0 million and a term loan B facility in an amount of $1,500.0 million (the “Term Loan B Facility”).

“Acquisition” means the acquisition of all of the outstanding equity interests of Endo Enterprise, Inc. and its subsidiaries by the Issuer on the Emergence Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliated Lender” has the meaning set forth in the 2024 Credit Agreement.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agreed Security Principles” has the meaning as set forth in the 2024 Credit Agreement.

“Applicable Percentage” means, with respect to an Asset Sale, 100.0%; provided that the Applicable Percentage shall be (i) 50.0% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Secured Debt Ratio would be less than or equal to 3.0 to 1.0, and (ii) 0.0% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Secured Debt Ratio would be less than or equal to 2.5 to 1.0

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at April 15, 2027 (such redemption price being set forth in the table appearing in Section 3.07) plus (ii) all required interest payments due on the Note from such redemption date through April 15, 2027 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any payment, tender, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such payment, tender, transfer or exchange.

“Approved Intercreditor Agreement” means (i) with respect to Indebtedness secured on a pari passu basis with the Secured Obligations, the Intercreditor Agreement (or any other intercreditor agreement reasonably acceptable to the Credit Agreement Agent) and (ii) with respect to any Indebtedness secured on a junior basis to the Secured Obligations, an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than (i) directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary and (ii) Preferred Stock not prohibited by the covenant described in Section 4.09);

(2) all or substantially all the assets of any division or line of business of the Parent or any Restricted Subsidiary; or

(3) any other assets of the Parent or any Restricted Subsidiary outside of the ordinary course of business of the Parent or such Restricted Subsidiary, other than, in the case of clauses (1) and (2) of this definition and this clause (3):

(a) a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary; provided that with respect to dispositions of assets pursuant to this clause (a) that constitute Material Intellectual Property, such dispositions may only be between and among the Issuer and the Guarantors;

(b) for purposes of Section 4.10 only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.07 or that constitutes a Permitted Investment (including any disposition in exchange for the receipt of a Permitted Investment);

(c) a disposition of all or substantially all the assets of the Parent in accordance with Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(d) a disposition of assets with a Fair Market Value of less than or equal to $20.0 million in any single transaction or series of related transactions and in an aggregate amount not to exceed $40.0 million in any fiscal year;

(e) sales or dispositions of damaged, expired, short-dated, worn-out or obsolete equipment or assets that, in the Parent’s reasonable judgment, are no longer either used or useful in the business of the Parent or its Subsidiaries;

(f) leases or subleases to third Persons that do not interfere in any material respect with the business of the Parent or any of the Restricted Subsidiaries;

(g) any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(h) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(i) any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) dispositions as a result of a casualty event or foreclosures, condemnation, expropriation or any similar action on assets of the Parent or any of the Restricted Subsidiaries;

(k) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) the licensing or sub-licensing of intellectual property or other general intangibles;

(m) any surrender or waiver of contract rights or the settlement, release or surrender or sale of contract rights or other litigation claims;

(n) the unwinding of any Swap Obligations;

(o) sales, transfers and other dispositions of Investments in joint ventures made in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the abandonment of intellectual property rights, which in the reasonable good faith determination of the Issuer is not material to the conduct of the business of the Parent and the Restricted Subsidiaries taken as a whole;

(q) the settlement or early termination of any Permitted Convertible Indebtedness Call Transaction;

(r) a disposition of cash or Cash Equivalents;

(s) a disposition in connection with a co-development agreement;

(t) dispositions of Equity Interests (I) deemed to occur upon the exercise of stock options, warrants or other equity derivatives or settlement of convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise or (II) upon the exercise of any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) described in the definition of “Permitted Warrant Transaction” in connection with a Permitted Warrant Transaction;

(u) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(v) a disposition of assets provided that the Disposition Consideration of such assets, and of all assets Exclusively Licensed in reliance on this clause (v), shall not at the time of and immediately after giving effect to any such transaction exceed the greater of $275.0 million and 35.0% of Consolidated Adjusted EBITDA; and

(w) a sale, assignment or other transfer of Receivables, Receivables Assets and Permitted Receivables Facility Assets.

“Asset Sale Offer” has the meaning assigned to that term in Section 4.10.

“Attributable Debt” in respect of a Sale Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Attributable Receivables Indebtedness” means the principal amount of Indebtedness (other than any subordinated Indebtedness owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Permitted Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases of Endo International plc and its affiliated debtors.

“Bankruptcy Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian, examiner or similar official under any Bankruptcy Law.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Issuer or any Guarantor, or similar law affecting creditors’ rights generally.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns,” “beneficially owned” and “beneficial ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the board of managers, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 4.03.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into, or exchangeable for or valued by reference to, Capital Stock until and unless any such debt security is converted into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock; provided that no warrants, options, rights or obligations to purchase Capital Stock purchased or sold in a Permitted Convertible Indebtedness Call Transaction or sold as units with Indebtedness constituting Permitted Convertible Indebtedness shall constitute Capital Stock.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Parent and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1) United States dollars;

(2) pounds sterling, euro, any national currency of any participating member state in the European Union and Canadian dollars, and such local currencies as are held from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any member state in the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (3) and (4) of this definition entered into with any financial institution meeting the qualifications specified in clause (4) of this definition;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) instruments equivalent to those referred to in clauses (1) through (7) of this definition denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Parent or any Restricted Subsidiary organized or operating in such jurisdiction;

(9) investment or money market funds investing 90% of their assets in securities of the types described in clauses (1) through (7) of this definition;

(10) investments in auction rate securities; and

(11) any other cash equivalent investments permitted by the Parent’s investment policy as such policy is in effect from time to time.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) of this definition; provided that such amounts are converted into any currency listed in clauses (1) and (2) of this definition as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the Beneficial Owner, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Parent;

(2) the Parent consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a) the outstanding Voting Stock of the Parent is changed into or exchanged for Voting Stock of the surviving Person, and

(b) the holders of the Voting Stock of the Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Parent or the surviving Person immediately after such transaction and in substantially the same proportion as before the transaction, or

(3) the Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with Section 5.01.

Notwithstanding the foregoing, a transaction will not be deemed to constitute a Change of Control if (1) the Parent becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Parent’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Chapter 11 Cases” means the jointly administered chapter 11 bankruptcy cases of Endo International plc and certain of its affiliates as debtors and debtors in possession.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning as set forth in the Security Agreement.

“Confirmation Order” means the order of the Bankruptcy Court, entered March 22, 2024, confirming the Plan of Reorganization.

“Consolidated Adjusted EBITDA” means, with respect to any Person, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by the following in each case (other than clauses (x) and (xiv) of this definition) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense;” plus

(ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income;” plus

(iii) Consolidated Depreciation and Amortization Expense for such period; plus

(iv) any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations; plus

(v) any cost, expense or other charge (including any legal fees and expenses) associated with the bankruptcy proceedings and related restructuring, adequate protection payments and the application of fresh-start accounting, or the payment of any legal settlement, fine, judgment or order, including all settlement payments paid to Governmental Authorities, as described in the Parent’s and/or Endo International plc’s public filings with the SEC or, in connection with the Chapter 11 Cases, the Plan of Reorganization or the Reorganization Plan Documents; plus

(vi) (a) milestone payments made under contractual arrangements in connection with any acquisition, to sellers (or licensors) of the assets or Equity Interests acquired (or licenses) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise), or (b) upfront or similar payments made in connection with any drug or pharmaceutical product research and development or collaboration agreement or the closing of any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market, including related intellectual property, but not of Equity Interests in any Person or any operating business unit; plus

(vii) minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(viii) (i) the amount of board of director or similar fees and (ii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(ix) the amount of loss or discount on sale of any Receivables Assets to any Restricted Subsidiary or Receivables Entity in connection with a Permitted Receivables Facility; plus

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xi) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests as defined under the 2024 Credit Agreement); plus

(xii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715 — Compensation — Retirement Benefits, and any other items of a similar nature; plus

(xiii) the amount of “run-rate” cost savings, synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives that are projected by the Parent in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months after the end of such period, calculated as though such cost savings, synergies and operating expense reductions had been realized on the first day of such period and net of the amount of actual benefits received during such period from such actions; provided that (A) any such pro forma adjustments in respect of such cost savings, synergies and operating expense reductions shall not exceed 20% of Consolidated Adjusted EBITDA (prior to giving effect to such pro forma adjustment) for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which internal financial statements are available, (B) such cost savings and synergies are reasonably expected and factually supportable in the good faith judgment of the Parent and (C) no cost savings or synergies shall be added pursuant to this clause (xiii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period (“run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Issue Date (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments)); provided, further, that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; plus

(xiv) the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income during such period (including all reserves taken during such period on account of contingent cash payments that may be required in a future period); and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1) any cash payments made during such period in respect of items described in clause (xiv) of this definition subsequent to the period in which the relevant non-cash expenses or losses were incurred;

(2) any non-recurring income or gains directly as a result of discontinued operations;

(3) any unrealized income or gains in respect of Swap Agreements; and

(4) the amount of any loss attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period.

For the avoidance of doubt, Consolidated Adjusted EBITDA shall be calculated, including pro forma adjustments, in accordance with the definition of “Fixed Charge Coverage Ratio” and, unless otherwise specified, shall be calculated with respect to the Parent and its Restricted Subsidiaries for the four full consecutive fiscal quarters for which internal financial statements are available ending on or prior to the relevant date of determination.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and Purchase Money Indebtedness, in each case secured by a first-priority lien on any asset or property of the Parent, the Issuer or any other Guarantor (including, without limitation, Priority Payment Lien Obligations and Pari Passu Payment Lien Obligations); provided, that Consolidated First Lien Secured Debt will not include Non-Recourse Debt, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated First Lien Secured Debt Ratio” means the ratio of (a) Consolidated First Lien Secured Debt minus the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Parent and its Restricted Subsidiaries (other than pursuant to the liens permitted by clauses (1), (3), (7), (11), (12), (13), (14), (17), (18), (19), (20) or (26) of the definition of “Permitted Liens”) or (y) are restricted or secured in favor of the Indebtedness incurred under this Indenture or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Indenture to (b) Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries during the four full fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Parent and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Parent and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs and benefits under interest rate Swap Obligations to the extent such net costs and benefits are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivables Indebtedness of the Parent and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1) extraordinary, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Issue Date (including integration costs); business optimization expenses; operating expenses attributable to the implementation of cost-savings initiatives;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3) Transaction Expenses;

(4) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5) the net income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(iii), the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, in each case except to the extent of any dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(iii), the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8) income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Obligations or (c) other derivative instruments;

(9) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10) (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the 2024 Credit Agreement, other securities, this Indenture and the Notes)

and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12) accruals and reserves that are established or adjusted in connection with an Investment or an acquisition that are required to be established or adjusted as a result of such Investment or such acquisition, in each case in accordance with GAAP;

(13) any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days);

(14) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Swap Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(16) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17) any non-cash rent expense;

(18) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(19) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition,

Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days).

For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with the definition of “Fixed Charge Coverage Ratio” and, unless otherwise specified, shall be calculated with respect to the Parent and its Restricted Subsidiaries for the four full consecutive fiscal quarters for which internal financial statements are available ending on or prior to the relevant date of determination.

“Consolidated Secured Debt” means, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and Purchase Money Indebtedness, in each case secured by a lien on any asset or property of the Parent, the Issuer or any other Guarantor; provided, that Consolidated Secured Debt will not include Non-Recourse Debt, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated Secured Debt Ratio” means the ratio of (a) Consolidated Secured Debt minus the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Parent and its Restricted Subsidiaries (other than pursuant to the liens permitted by clauses (1), (3), (7), (11), (12), (13), (14), (17), (18), (19), (20) or (26) of the definition of “Permitted Liens”) or (y) are restricted or secured in favor of the Indebtedness Incurred under this Indenture or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Indenture to (b) Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries during the four full fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and Purchase Money Indebtedness; provided, that Consolidated Total Debt will not include Non-Recourse Debt, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within two (2) Business Days and (2) Swap Obligations.

“Consolidated Total Debt Ratio” means the ratio of (i) Consolidated Total Debt minus the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Parent and its Restricted Subsidiaries (other than pursuant to the liens permitted by clauses (1), (3), (7),

(11), (12), (13), (14), (17), (18), (19), (20) or (26) of the definition of “Permitted Liens”) or (y) are restricted or secured in favor of the Indebtedness Incurred under this Indenture or other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Indenture to (ii) Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries during the four full fiscal quarters for which internal financial statement are available ending on or prior to the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlled Foreign Corporation” means any Subsidiary of the Parent (i) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) that has no material assets other than Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or other securities of Persons described in clause (i).

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer. With respect to registration for transfer or exchange, presentation at maturity or for redemptions, such office shall also mean the office or agency of the Trustee located at the date hereof at Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, MN 55108.

“Credit Agreement” means (i) the 2024 Credit Agreement and (ii) whether or not the credit agreement referred to in clause (i) of this definition remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to lenders or to special purpose entities formed to borrow from lenders against such receivables or inventory) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers, guarantors or issuers or lenders or group of lenders, and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Administrative Agent” under the 2024 Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the 2024 Credit Agreement, together with its successors in such capacity.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Credit Agreement Collateral Agent” means, at any time, Goldman Sachs Bank USA in its capacity as collateral agent under the 2024 Credit Agreement or any other representative most recently designated in accordance with the applicable provisions of the 2024 Credit Agreement, together with its successors in such capacity.

“Debt Fund Affiliate” has the meaning as set forth the 2024 Credit Agreement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means noncash consideration received by the Parent or one of the Restricted Subsidiaries in connection with an Asset Sale that is designated by the Issuer as Designated Noncash Consideration, pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Proceeds received as of such date and shall be applied pursuant to Section 4.10.

“Designated Representative” means, with respect to any series of Priority Payment Lien Obligations, Pari Passu Payment Lien Obligations or other Secured Indebtedness, the Trustee, administrative agent, collateral agent, security agent or similar agent under this Indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Derivative Instrument,” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Disposition Consideration” means (a) for any disposition (other than an Exclusive License), the aggregate fair market value of any assets sold, transferred, leased or otherwise disposed of and (b) for any Exclusive License, the aggregate cash payment paid to the Parent or any Restricted Subsidiary on or prior to the consummation of the Exclusive License (and which, for the avoidance of doubt, shall not include any royalty, earnout, contingent payment or any other deferred payment that may be payable thereafter).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock and cash in lieu of fractional shares of such Capital Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock (other than cash in lieu of fractional shares of such Capital Stock); or

(3) is mandatorily redeemable or must be purchased (in each case, other than redeemable or purchasable only for Capital Stock of such Person which is not itself Disqualified Stock and cash in lieu of fractional shares of such Capital Stock) upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described in Sections 4.10 and 4.14.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Parent (or any of its Subsidiaries) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Emergence Date” means the day (a) that is the business day selected by Endo International plc and its affiliated debtors after the date of the Confirmation Order on which all conditions specified in Section 11.2 of the Plan of Reorganization have been satisfied or waived pursuant to Section 11.3 of the Plan of Reorganization; (b) the Emergence Transactions shall have occurred; and (c) the Plan of Reorganization shall have been substantially consummated.

“Emergence Transactions” mean the various transactions set forth in the Plan of Reorganization entered into by Endo International plc and certain of its affiliates in connection with the Emergence Date, including the Acquisition, and substantial consummation of the Plan of Reorganization and transactions related thereto or in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Parent by the Parent (other than (i) Disqualified Stock, (ii) to a Subsidiary of the Parent and (iii) the Rights Offerings).

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning as set forth in the 2024 Credit Agreement.

“Excluded Subsidiary” means (except to the extent a Subsidiary is required to become a Subsidiary Guarantor under Section 4.18):

(1) any Subsidiary that is not a Wholly-Owned Subsidiary of the Parent;

(2) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law, accounting policies or by contractual obligation existing on the Issue Date (or, with respect to any Subsidiary acquired by the Parent or a Restricted Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee, or if such Guarantee would require governmental (including regulatory) or third party consent, approval, license or authorization (except to the extent that such consent, approval, license or authorization has been obtained);

(3) any Receivables Entity;

(4) any special purpose vehicle (or similar entity);

(5) any Captive Insurance Subsidiary;

(6) any not for profit Subsidiary;

(7) any Immaterial Subsidiary;

(8) any Unrestricted Subsidiary;

(9) any Foreign Subsidiary or Controlled Foreign Corporation (other than any Irish Subsidiary or any Luxembourg Subsidiary that is a Subsidiary Guarantor);

(10) any Restricted Subsidiary acquired with Indebtedness assumed pursuant to clause (5) of Section 4.09(b) to the extent such Restricted Subsidiary would be prohibited from providing a Guarantee or consent would be required (that has not been obtained), pursuant to the terms of such Indebtedness;

(11) any Subsidiary with respect to which the Guarantee would result in material adverse tax consequences to the Issuer or one of its Subsidiaries as reasonably determined by the Parent; and

(12) any other Subsidiary with respect to which the Parent and the Credit Agreement Agent reasonably determine that the burden or cost of providing the Guarantee shall outweigh the benefits to be obtained in accordance with the 2024 Credit Agreement.

Notwithstanding anything to the contrary herein, for the avoidance of doubt, in no event shall (i) any Subsidiary that owns any Material Intellectual Property on the Issue Date be an Excluded Subsidiary and (ii) any Foreign Subsidiary that is a Subsidiary Guarantor on the Issue Date be an Excluded Subsidiary.

“Exclusive License” means any license of material intellectual property owned by the Parent or any Restricted Subsidiary with a term greater than five (5) years and made on an exclusive basis (other than to exclusivity of immaterial scope or in respect of an immaterial jurisdiction). “Exclusively License” shall have the correlative meaning.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined in good faith by the Issuer.

“Fixed Charge Coverage Ratio” means the ratio of Consolidated Adjusted EBITDA of the Parent during the four full fiscal quarters for which internal financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to Fixed Charges of the Parent for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Adjusted EBITDA” and “Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the Incurrence or repayment of any Indebtedness and the issuance, maturity, redemption, conversion, exchange or repurchase of any Disqualified Stock or Preferred Stock, as applicable, of the Parent or any of the Restricted Subsidiaries (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) and any other Specified Transactions that have been made by the Parent or any Restricted Subsidiary during the Four Quarter Period or subsequent to such Four Quarter Period and on or prior to or simultaneously with the Transaction Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations and other Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the Four Quarter Period. If since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation or other Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation or Specified Transaction had occurred at the beginning of the applicable Four Quarter Period.

Furthermore, in calculating Fixed Charges for purposes of determining the denominator (but not the numerator) of this “Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) notwithstanding clause (1) of the second paragraph of this definition, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(3) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a financial or accounting officer of the Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(4) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent or applicable Restricted Subsidiary may designate; and

(5) the amount of Fixed Charges attributable to any Preferred Stock (other than Disqualified Stock) issued by the Parent that is mandatorily convertible or redeemable solely into common equity of the Parent within 365 days of the Transaction Date will be recalculated by multiplying (x) the actual amount of Fixed Charges attributable thereto for the Four Quarter Period by (y) a fraction, the numerator of which is the number of days from (and including) the Transaction Date to (but excluding) the applicable conversion or redemption date and the denominator of which is 365.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent, giving effect to (a) pro forma cost savings, synergies and operating expense reductions described in clause (xii) of the definition of “Consolidated Adjusted EBITDA” and (b) any cost savings that could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; plus

(2) the product of:

(a) the amount of all cash dividend payments on any series of Preferred Stock or Disqualified Stock of the Parent or any Restricted Subsidiary (other than dividends paid or accrued in Qualifying Equity Interests or dividends paid or accrued to the Parent or a Wholly-Owned Subsidiary) paid, accrued or scheduled to be paid or accrued during such period (without duplication), and

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is a Foreign Subsidiary or is a Restricted Subsidiary of a Foreign Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (except with respect to accounting for capital leases, as to which such principle in effect on November 23, 2010 shall apply), including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. If there occurs a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any term or measure used in any covenant under this Indenture (an “Accounting Change”), then the Issuer may elect, as evidenced by a written notice of the Issuer to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d) hereof.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the Issuer’s option.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, whether direct or indirect:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Parent in good faith.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent and the Subsidiary Guarantors.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

Solely for purposes of determining compliance with Section 4.09, the following shall not be deemed to be the Incurrence of Indebtedness:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) changes in the conversion value of Permitted Convertible Indebtedness attributable to movement in the mark-to-market valuation thereof; and

(4) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later the 30th day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);

(6) to the extent not otherwise included in this definition, Swap Obligations of such Person;

(7) all obligations of the type referred to in clauses (1) through (6) of this definition of other Persons and all dividends of other Persons for the payment of which, in either case, is Guaranteed by such Person; and

(8) all obligations of the type referred to in clauses (1) through (7) of this definition of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured.

Notwithstanding the foregoing, (i) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude accounts payable not more than 60 days overdue incurred in the ordinary course of business, deferred compensation, indemnification, purchase price adjustment, royalty, earn-outs, holdback, contingency payment obligations and deferred payment obligations of a similar nature to which the seller may become entitled and (ii) Indebtedness shall not include Escrow Debt incurred after the Issue Date.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Assets or Operations” means, with respect to the Parent or any other parent entity, that the Parent or such other parent entity’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Issuer and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Person, is more than 5.0% of such Person’s corresponding consolidated amount.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $1,000,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 23, 2024, among the Notes Collateral Agent, the Credit Agreement Collateral Agent, the Issuer, the Guarantors and the other agents from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time, including by joinders thereto.

“Interest Rate Agreement” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investment Grade Rating” means (i) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent), and (ii) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by the Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Irish Debenture” means that certain Irish law debenture (including any and all supplements thereto), dated as April 23, 2024, among the Parent, each Subsidiary Guarantor that is an Irish Subsidiary party thereto, and the Notes Collateral Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, including by joinders thereto.

“Irish Security Documents” means the Irish Debenture, the Irish Share Charge and any other pledge or security agreement governed by the laws of Ireland entered into by any Subsidiary Guarantor party thereto (as required by this Indenture or any other Notes Document), as amended, restated, supplemented or otherwise modified from time to time, including by joinders thereto.

“Irish Share Charge” means that certain Irish law share charge (including any and all supplements thereto) with respect to the shares in Operand Pharmaceuticals HoldCo I Limited, dated as of April 23, 2024, between Endo US Holdings Luxembourg I S. à.r.l. and the Notes Collateral Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified, including by joinders thereto.

“Irish Subsidiary” means any Restricted Subsidiary that is incorporated under the laws of Ireland.

“Issue Date” means April 23, 2024, the date on which the Notes were initially issued.

“Junior Lien Indebtedness” means any Indebtedness which is permitted under this Indenture to be secured by the Collateral on a junior Lien basis relative to the Notes and the Note Guarantees pursuant to an Approved Intercreditor Agreement; provided that if the Issuer or any Restricted Subsidiary incurs any Junior Lien Indebtedness, the representative of the holders of the Junior Lien Indebtedness shall enter into an Approved Intercreditor Agreement.

“Issuer” has the meaning as set forth in the preamble of this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a Place of Payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a Place of Payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Pledge Agreement” means that certain Luxembourg law second ranking Share Pledge Agreement (including any and all supplements thereto), dated as of April 23, 2024, between Endo Enterprise, Inc., as pledgor, and the Notes Collateral Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, including by joinders thereto.

“Luxembourg Subsidiary” means any Restricted Subsidiary incorporated and existing under the Duchy of Luxembourg, or whose registered office or place of effective management is located in Luxembourg.

“Material Intellectual Property” means any intellectual property (or rights therein) that constitutes Collateral and that is material to the business of the Parent and its Restricted Subsidiaries, taken as a whole.

“Material Subsidiary” means each Restricted Subsidiary (i) which, as of the most recent fiscal quarter of the Parent, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to the covenant described in Section 4.03, contributed greater than five percent (5%) of the Parent’s Consolidated Adjusted EBITDA for such period or (ii) which contributed greater than five percent (5%) of the Parent’s Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated Adjusted EBITDA or Total Assets attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries for any such period or ten percent (10%) of Total Assets of the Parent and its Restricted Subsidiaries as of the end of any such fiscal quarter, the Parent (or, in the event the Parent has failed to do so within forty-five (45) days, the Credit Agreement Agent) shall designate sufficient Restricted Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Restricted Subsidiaries shall for all purposes of this Indenture constitute Material Subsidiaries. For purposes of determining whether any entity is a “Material Subsidiary,” (i) all intercompany balances and activity between the entity being tested and its subsidiaries, on the one hand, and the Parent and its subsidiaries, on the other hand, shall be excluded and (ii) any assets held by the entity being tested that would be classified as “restricted” on a consolidated balance sheet of such entity with its subsidiaries and which are intended to fund payments related to mesh device related claims shall be excluded. Notwithstanding anything to the contrary contained herein, the Issuer shall be deemed at all times to be a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, on real property of the Issuer or any Guarantor, including any amendment, restatement, modification or supplement thereto.

“Net Cash Proceeds” means with respect to a transaction, the proceeds of such transaction in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting, taxes and other fees and expenses actually incurred or reserved in good faith for post-closing adjustments in connection with such transaction and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Net Proceeds” from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale (other than the Collateral), in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Parent or any Restricted Subsidiary after such Asset Sale; and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Parent or any Restricted Subsidiary.

“Net Short” means, with respect to a Holder or Beneficial Owner of the Notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Parent nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent or any of the Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes Collateral Agent” has the meaning as set forth in the preamble of this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Note Documents” means this Indenture, the Notes and the Security Documents securing the Obligations in respect thereof.

“Note Guarantee” means the Guarantee by each Guarantor of the obligations of the Issuer under this Indenture and the Notes.

“Notes” has the meaning as set forth in the preamble to this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum of the Issuer, dated April 11, 2024, relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, any assistant Controller, the Secretary, any Assistant Secretary or any Vice President of such Person and, with respect to a Luxembourg Subsidiary, any manager of any class.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or any Vice President, the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Parent or the Issuer, as applicable, and delivered to the Trustee.

“Opinion of Counsel” means an opinion meeting the requirements of this Indenture from legal counsel which is reasonably acceptable to the Trustee and delivered to the Trustee. The counsel may be an employee of or counsel to the Parent, the Issuer, any other Subsidiary of the Parent.

“Pari Passu Payment Lien Obligations” means the Notes, any Additional Notes, and any other Indebtedness that is permitted to have Pari Passu Payment Lien Priority and is not secured by any assets other than the Collateral, including the Term Loan B Facility; provided that the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement. For the avoidance of doubt, Pari Passu Payment Lien Obligations shall not include Priority Payment Lien Obligations.

“Pari Passu Payment Lien Priority” means, relative to specified Indebtedness and other obligations, having equal Lien priority in respect of the Collateral to the Notes and the Note Guarantees, as the case may be, on the Collateral pursuant to an Approved Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the common stock of the Parent purchased by the Parent or any of its Subsidiaries in connection with an Incurrence of Permitted Convertible Indebtedness and (b) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Bond Hedge Transaction occurring after the Issue Date plus (ii) the purchase price for any Permitted Bond Hedge Transaction it is refinancing or replacing, if any, minus (iii) the cash proceeds received upon the termination or the retirement of the Permitted Bond Hedge Transaction it is replacing or refinancing, if any, less (y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the sale of any Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the net cash proceeds from the Incurrence of the related Permitted Convertible Indebtedness.

“Permitted Business” means the business and any services, activities or businesses incidental, or reasonably related or complementary or similar to, any line of business engaged in by the Parent and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Convertible Indebtedness” means Indebtedness of the Parent or any of the Restricted Subsidiaries (which may be Guaranteed by the Guarantors) permitted to be Incurred pursuant to Section 4.09 that is (1) convertible into common stock of the Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holders” means Golden Tree Asset Management LP, Silver Point Capital, L.P. or any of their respective Affiliates (other than portfolio companies).

“Permitted Investments” means:

(1) any Investment in the Parent or in a Restricted Subsidiary of the Parent (provided that the amount of any Investment by the Issuer or a Guarantor in a Restricted Subsidiary which is not a Guarantor or constituting a Guarantee of obligations of any Restricted Subsidiary that is not a Guarantor shall not exceed, together with the aggregate amount of all other Investments pursuant to this proviso, the greater of (x) $300.0 million and (y) 40.0% of Consolidated Adjusted EBITDA at any time outstanding);

(2) any Investment in Cash Equivalents;

(3) any Investment by the Parent or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.10 or (ii) a disposition of assets not constituting an Asset Sale;

(5) any Investments to the extent made in exchange for, or the consideration paid therefor consists of, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Stock) of the Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Swap Obligations and Permitted Bond Hedge Transactions;

(8) loans or advances, and guarantees of such loans and advances, to officers, directors, consultants, employees, customers and suppliers of the Parent or any of its Subsidiaries in the ordinary course of business in the aggregate amount outstanding at any one time not to exceed the greater of $30.0 million and 5.0% of Consolidated Adjusted EBITDA;

(9) Investments in the Notes;

(10) any guarantee of Indebtedness permitted to be incurred by Section 4.09 and performance guarantees consistent with past practice;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12) Investments acquired after the Issue Date as a result of the acquisition by the Parent or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Parent or any of the Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 or Section 10.04 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(14) receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(15) advances, loans or extensions of trade or other credit (including to officers, directors, consultants and employees of the Parent or its Subsidiaries) in the ordinary course of business by the Parent or any of its Subsidiaries;

(16) lease, utility and other similar deposits in the ordinary course of business;

(17) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(18) [Reserved];

(19) Investments in any joint ventures or Permitted Businesses in an amount outstanding at any one time not to exceed the greater of $300.0 million and 40.0% of Consolidated Adjusted EBITDA (with the Fair Market Value of each Investment (other than any Investment consisting of a guarantee) being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20) Investments among the Parent and its Subsidiaries in the ordinary course of business for purposes of funding the working capital and maintenance capital expenditure requirements and research and development activities of the Parent and its Subsidiaries;

(21) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

(22) Investments consisting of co-development agreements or consisting of the licensing or contribution of intellectual property, new drug applications or similar assets pursuant to development, marketing or manufacturing agreements, alliances or arrangements or similar agreements or arrangements with other Persons;

(23) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(24) any customary upfront, milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(25) so long as no Default or Event of Default has occurred and is continuing other Investments in any Person so long as, as on the date of such Investment and after giving effect thereto on a pro forma basis, the Consolidated Total Debt Ratio would be no greater than 3.25 to 1.0;

(26) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (26) that are at the time outstanding, not to exceed the greater of $380.0 million and 50.0% of Consolidated Adjusted EBITDA;

(27)  (i) Investments in any Person in connection with a Permitted Receivables Facility; provided, however, that such Investment is in the form of a purchase money note, contribution of additional receivables or any equity interest and (ii) contributions of Permitted Receivables Facility Assets to any Receivables Seller, Receivables Entity or other person in connection with a Permitted Receivables Facility;

(28) Investments in any Person consisting of the contribution of Equity Interests of any Person (other than the Issuer or any Guarantor);

(29) [Reserved];

(30) Investments in an Unrestricted Subsidiary in an aggregate amount, taken together with all other Investments made pursuant to this clause (30) that are at that time outstanding, not to exceed the greater of $275.0 million and 35.0% of Consolidated Adjusted EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, further that any Investment in or to any Unrestricted Subsidiary shall only be permitted to be made pursuant to this clause (30); and

(31) Investments made to fund the settlement of mesh device related claims, litigation, arbitration or other disputes and judgments, orders, fees and expenses related thereto.

“Permitted Liens” means:

(1) Liens (i) on the Collateral to secure Indebtedness (and other related Obligations) that was incurred pursuant to clause (1) of the definition of “Permitted Debt”; (ii) to secure Indebtedness under clause (15) of the definition of “Permitted Debt” and the definition of “Swap Obligations” related thereto; or (iii) to secure Obligations with regard to Treasury Management Arrangements; provided that, (x) for the avoidance of doubt, Liens Incurred pursuant to clause (i) shall have the Lien priority so specified in clause (1) of the definition of “Permitted Debt” and (y) if such Liens securing Swap Obligations and Treasury Management Arrangements are on the Collateral, such Obligations are secured in connection with the 2024 Credit Agreement;

(2) (i) Liens on assets of Foreign Restricted Subsidiaries or Non-Guarantor Subsidiaries (other than the Issuer) securing Indebtedness (and other related Obligations) of such Foreign Restricted Subsidiary or Non-Guarantor Subsidiary that was Incurred pursuant to clause (12) of the definition of “Permitted Debt,” (ii) Liens securing Indebtedness (and other related Obligations) that was Incurred pursuant to clause (13) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness Incurred pursuant to such clause (13)) or clause (25) of the definition of “Permitted Debt” (provided that to the extent such Liens are on the Collateral, such Indebtedness may not be Priority Payment Lien Obligations) and (iii) Liens to secure Indebtedness (and other related Obligations) that was Incurred by any Foreign Restricted Subsidiary or Non-Guarantor Subsidiary (other than the Issuer) pursuant to Section 4.09(a) to the extent such Indebtedness does not exceed the greater of $30.0 million and 5.0% of Consolidated Adjusted EBITDA (provided that to the extent such Liens are on the Collateral, such Indebtedness may not be Priority Payment Lien Obligations);

(3) (a) Liens in favor of the Issuer or the Guarantors, (b) Liens on the property of any Restricted Subsidiary that is not a Guarantor in favor of any other Restricted Subsidiary and (c) Liens on the property of any Subsidiary of the Parent that is not a Restricted Subsidiary in favor of the Parent or any of the Restricted Subsidiaries;

(4) Liens on property or shares of Capital Stock of another Person existing at the time such other Person becomes a Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any Subsidiary of the Parent; provided that such Liens do not extend to any other property owned by the Parent or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent or any Subsidiary of the Parent; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(6) Liens on the Capital Stock of Unrestricted Subsidiaries;

(7) Liens to secure the performance of, or arising in connection with, public or statutory obligations (including worker’s compensation laws, unemployment insurance laws or similar legislation), insurance, surety or appeal bonds, performance bonds or other obligations of a like nature, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment or performance of such obligations);

(8) Liens on securities that are the subject of repurchase agreements permitted hereunder;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (11) of Section 4.09(b) covering only the assets acquired with or financed by such Indebtedness;

(10) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1), clause (2) or clause (14) of this definition);

(11) Liens for taxes, assessments or other governmental charges or claims that are (i) not yet delinquent, (ii) not yet subject to penalties for non-payment, or (iii) being contested in good faith by appropriate proceedings;

(12) Liens created or imposed by or arising pursuant to law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, either (i) incurred in the ordinary course of business or (ii) for sums not yet due or being contested in good faith by appropriate proceedings;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of their properties which were not incurred in connection with Indebtedness and defects in title and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(14) Liens securing the Obligations under the Notes (and Note Guarantees) issued on the Issue Date, but excluding, for the avoidance of doubt, any Additional Notes;

(15) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture or to secure any Refinancing (or successive Refinancings), as a whole or in part, of any Indebtedness secured by a Lien referred to in clauses (1) (except in respect of

Indebtedness incurred under clause (1)(A) of the definition of “Permitted Debt”), (4), (5), (10), (14) and (15) of this definition; provided, however, that:

(A)

the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(B)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the greater of the outstanding principal amount, committed amount or principal amount at the time the Lien became a Permitted Lien, of the Indebtedness being Refinanced and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance, extension or discharge;

(C)	the new Lien has pari passu or junior lien priority as the original Lien; and

(D)

if Indebtedness secured by a Lien under clause (1) of this definition originally incurred in reliance upon the Consolidated Secured Debt Ratio or the Consolidated First Lien Secured Debt Ratio is being Refinanced and such Refinancing would cause the maximum amount of Indebtedness under the Consolidated Secured Debt Ratio or the Consolidated First Lien Secured Debt Ratio, as applicable, to be exceeded at such time, then such Liens securing such Indebtedness will nevertheless be permitted so long as (x) the Liens securing such Refinancing Indebtedness have a lien priority, including with respect to payment priority, equal (or junior) to the Liens securing the Indebtedness being Refinanced and (y) such Indebtedness is Permitted Refinancing Indebtedness.

(16) Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings;

(17) Liens arising from the UCC and similar legislation financing statement filings or similar filings regarding operating leases or consignments entered into by the Parent and the Restricted Subsidiaries in the ordinary course of business;

(18) Liens arising solely from precautionary UCC and similar legislation financing statements or similar filings;

(19) Liens securing or arising out of judgments, decrees, orders, awards or notices of lis pendens and associated rights related to litigation with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(20) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution or as to purchase orders and other agreements entered into in the ordinary course of business or consistent with industry practice;

(21) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(22) Liens on cash, Cash Equivalents or other property securing Indebtedness permitted by clause (16) of Section 4.09(b);

(23) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) grants of software and other technology licenses in the ordinary course of business;

(25) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(26) Liens in favor of issuers of performance and surety bonds or bid bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(27) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly-Owned Subsidiary of such Person;

(28) Liens securing Swap Obligations so long as such Swap Obligations are permitted to be Incurred under this Indenture;

(29) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(30) liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(31) Liens on equipment of the Parent or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice to the Parent’s or such Restricted Subsidiary’s supplier at which such equipment is located;

(32) Liens incurred to secure cash management services or to implement cash pooling or sweep arrangements to permit satisfaction of overdraft or similar obligations in the ordinary course of business or consistent with industry practice;

(33) any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens (i) solely on any cash earnest money deposits made by the Parent or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture or (ii) consisting of an agreement to dispose of any property permitted to be sold pursuant to Section 4.10;

(35) leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Parent and the Restricted Subsidiaries and which do not secure any Indebtedness;

(36) Liens (i) of a collection bank arising under Section 4-210 of the UCC and similar Liens on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(37) ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Parent or any Subsidiary;

(38) Liens to secure Non-Recourse Debt permitted to be incurred pursuant to clause (23) of the definition of “Permitted Debt,” which Liens may not secure Indebtedness other than Non-Recourse Debt;

(39) Liens to secure contractual payments (contingent or otherwise) payable by the Parent or its Subsidiaries to a seller after the consummation of an acquisition of a product, business, license or other assets;

(40) other Liens securing Indebtedness to the extent such Indebtedness, when taken together with all other Indebtedness secured by Liens Incurred pursuant to this clause (40) and outstanding on the date such other Lien is Incurred, does not exceed the greater of $230.0 million and 30.0% of Consolidated Adjusted EBITDA (provided that to the extent such Liens are on the Collateral, such Indebtedness may not be Priority Payment Lien Obligations);

(41) Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Parent or any of the Restricted Subsidiaries with respect to (i) settlements related to any litigation disclosed in public filings or (ii) pending consummation of an acquisition;

(42) reservations, limitations, provisions and conditions express in any original grant from His Majesty in Right of Canada or any province thereof of any real property located in Canada; and

(43) Liens on assets transferred in connection with a Permitted Receivables Facility or on assets of the entity entering into a Permitted Receivables Facility, in each case, incurred in connection with a Permitted Receivables Facility permitted by this Indenture.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Issuer may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Issuer may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses and (C) Priority Payment Lien Obligations may only be secured by a Lien pursuant to and in accordance with clause (1) of this definition and may not be reclassified.

“Permitted Receivables Facility” means any Receivables Facility (1) that meets the following conditions: (a) the Receivables Seller will have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to such Receivables Seller and (b) the sale, transfer, contribution or pledge of Receivables Assets to the applicable Person or Receivables Entity is made at fair market value (as reasonably determined in good faith by the Parent) or (2) constituting a receivables financing facility.

“Permitted Receivables Facility Assets” means any Receivables Assets sold, transferred, contributed or pledged in connection with a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time.

“Permitted Refinancing Indebtedness” means any Indebtedness that Refinances any Indebtedness of the Parent or any of the Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that Refinances Permitted Refinancing Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the earlier of (i) the final maturity date of the Notes or (ii) the final maturity of the Indebtedness being refinanced, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(3) if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(4) such Indebtedness is incurred by the Issuer, any Guarantor or by any Restricted Subsidiary that was an obligor (including, without limitation, as borrower, issuer or guarantor) on the Indebtedness being refinanced and is guaranteed only by the Issuer, any Guarantor or Persons who were obligors (including, without limitation, as borrower, issuer or guarantor) on the Indebtedness being refinanced; and

(5) to the extent such Permitted Refinancing Indebtedness is secured, the Liens securing such Permitted Refinancing Indebtedness have a Lien priority, including with respect to payment priority, equal to or junior to the Liens securing the Indebtedness being Refinanced.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Parent purchased or sold by the Parent or any of its Subsidiaries substantially concurrently with a Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Place of Payment”, when used with respect to the Notes, means the place or places where the principal of (and premium, if any) and interest on the Notes are payable as contemplated by Section 4.02 hereof.

“Plan of Reorganization” means the Fourth Amended Joint Chapter 11 Plan of Reorganization of Endo International plc and its Affiliated Debtors, dated as of March 18, 2024 (Docket No. 3849), filed in the United States Bankruptcy Court for the Southern District of New York, as amended, supplemented or otherwise modified, and as approved by the Confirmation Order.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Payment Lien Obligations” means the Priority Revolving Credit Obligations and any other Indebtedness and Obligations that are permitted by this Indenture to have Liens with payment priority in respect of the Collateral relative to the Pari Passu Payment Lien Obligations; provided that the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement.

“Priority Revolving Credit Obligations” means the “Revolving Secured Obligations” as defined in the 2024 Credit Agreement and which, for the avoidance of doubt, includes certain Treasury Management Arrangements and Swap Obligations permitted to be secured under clause (1) of the definition of “Permitted Liens.”

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to initially be placed on the Rule 144A Global Note and other Notes that are Restricted Notes.

“Product” means any product developed, acquired, produced, marketed or promoted by the Parent or any of its Subsidiaries in connection with the conduct of a Permitted Business.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Indebtedness” means Indebtedness Incurred to finance the acquisition, development, construction or lease by the Parent or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed; provided, however, that such Indebtedness is Incurred within 270 days after the completion of the acquisition, development, construction or lease of such Property by the Parent or such Restricted Subsidiary.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying Equity Interests” means Equity Interests of the Parent other than (1) Disqualified Stock and (2) Equity Interests sold in an Equity Offering prior to the third anniversary of the Issue Date that are eligible to be used to support an optional redemption of Notes pursuant to Section 3.07 of this Indenture.

“Rating Agencies” means:

(1) S&P;

(2) Moody’s; or

(3) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision), selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means:

(1) with respect to S&P, any of the following categories (any of which may include a “+” or a “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(2) with respect to Moody’s, any of the following categories (any of which may include a “1,” “2” or a “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3) the equivalent of any such category of S&P or Moody’s used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Receivables” means accounts receivable, royalty or other revenue streams, including contract rights, lockbox accounts, records with respect to such accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Assets” means Receivables, the proceeds thereof and other revenue streams and other rights to payment customarily sold, transferred, contributed or pledged together with such Receivables in connection with a Receivables Facility.

“Receivables Entity” means in connection with a Receivables Facility, any special purpose vehicle formed for the purpose of entering into a Receivables Facility and performing its duties and obligations (and exercising its rights) under the related Permitted Receivables Facility Documents, and that is not used for any other purpose or to engage in any other business or activity. For the avoidance of doubt, there may be more than one “Receivables Entity” with respect to any single Receivables Facility.

“Receivables Facility” means a public or private transfer, sale, financing or pledge of Receivables Assets by which any Receivables Entity directly or indirectly securitizes a pool of specified Receivables Assets or pledges such specified Receivables Assets in a secured financing.

“Receivables Sellers” means the Parent and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Permanent Global Note or Regulation S Temporary Global Note, as applicable.

“Regulation S Permanent Global Note” means a Global Note in substantially the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in substantially the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially issued in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) hereof.

“Reorganization Plan Documents” means the Plan Documents (as defined in the Plan of Reorganization).

“Reorganization Plan Transactions” means (i) the acquisition of substantially all of the assets of Endo International plc and certain of its affiliates as debtors and debtors in possession (collectively, the “Debtors”), and (ii) any other transactions expressly contemplated by and necessary to implement the Reorganization Plan as in effect on the Issue Date.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers who shall have direct responsibility for the administration of this Indenture, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” has the same meaning as “Restricted Security” set forth in Rule 144(a)(3) promulgated under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Notes.

“Restricted Subsidiary” means any Subsidiary of the Parent (including the Issuer) that is not an Unrestricted Subsidiary.

“Rights Offerings” means, collectively, (i) the offering by the Parent of up to $340.0 million in shares of common stock of the Parent to holders of Allowed First Lien Claims (as defined in the

Plan of Reorganization) and (ii) the offering by Tensor Limited commenced on June 21, 2023 for holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims (each as defined in the Plan of Reorganization) to acquire up to $160.0 million of common stock of the Parent.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale Leaseback Transaction” means the leasing by the Parent or any Restricted Subsidiary of any asset, whether owned at the Issue Date or acquired after the Issue Date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Parent and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Parent or any of the Restricted Subsidiaries secured by a Lien; provided that (i) if such Indebtedness is to be secured on a junior basis with the Obligations under the Notes, the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement, (ii) if such in Indebtedness is to be secured on a pari passu basis with the Obligations under the Notes, the holders of such Indebtedness or their Designated Representative shall have entered into an Approved Intercreditor Agreement and (iii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility; provided that, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Secured Parties” means the holders of the Secured Obligations, the Trustee and the Notes Collateral Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of April 23, 2024, among the Issuer, the Guarantors party thereto, as amended, restated, supplemented or otherwise modified from time to time, including by joinders thereto and the Notes Collateral Agent.

“Security Documents” means, collectively, the Security Agreement, the Irish Security Documents, the Luxembourg Pledge Agreement, the Mortgages, the Intercreditor Agreement, and all other agreements, instruments and documents, as amended, restated, supplemented or otherwise modified from time to time, including by joinders thereto executed in connection with this Indenture that are intended to create, perfect or evidence Liens to secure the Notes and the Note Guarantees, and shall also include, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, intercreditor agreements, pledges and each of the other agreements, instruments or documents that creates, perfects or evidences, or purports to create, perfect or evidence a Lien in favor of the Notes Collateral Agent for the benefit of the holders of the Notes, the Note Guarantees and the other Secured Parties.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) of this definition;

unless, in the case of clauses (1) and (2) of this definition, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Parent or any Subsidiary;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Indenture.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means each Restricted Subsidiary (i) which, for the period of four full fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, contributed greater than ten percent (10%) of the Parent’s Consolidated Adjusted EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Parent’s Total Assets as of such date of determination. For purposes of determining whether any entity is a “Significant Subsidiary,” (i) all intercompany balances and activity between the entity being tested and its Subsidiaries, on the one hand, and the Parent and its Subsidiaries, on the other hand, shall be excluded and (ii) any assets held by the entity being tested that would be classified as “restricted” on a consolidated balance sheet of such entity with its Subsidiaries and which are intended to fund payments related to mesh device related claims shall be excluded.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any Subsidiary on the Issue Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Issuer and its Subsidiaries conduct or propose to conduct on the Issue Date.

“Specified Transactions” means:

(1) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an issuance of Equity Interests, to the Parent, in each case, in connection with an acquisition or Investment;

(2) any designation of operations or assets of the Parent or a Restricted Subsidiary as discontinued operations (as defined under GAAP);

(3) any Investment that results in a Person becoming a Restricted Subsidiary,

(4) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture;

(5) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person;

(6) any Asset Sale (without regard for any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent or (b) of a business, business unit, line of business or division of the Parent or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise;

(7) any operational changes identified by the Parent that have been made by the Issuer or any Restricted Subsidiary during the Four Quarter Period; or

(8) or any Restricted Payment or other transaction that by the terms of this Indenture requires a financial ratio to be calculated on a pro forma basis.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of its date of issue, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity or economic interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantors” means each Domestic Subsidiary existing on the Issue Date, each direct or indirect wholly-owned Irish Subsidiary of the Issuer existing on the Issue Date and each direct or indirect wholly-owned Luxembourg Subsidiary of the Issuer existing on the Issue Date (other than the Issuer and Excluded Subsidiaries that do not guarantee the obligations under the 2024 Credit Agreement or any other Triggering Indebtedness) and each other Restricted Subsidiary that is required to become or, at the election of the Issuer, is designated by the terms of this Indenture as a Subsidiary Guarantor that Guarantees the obligations of the Issuer under this Indenture from time to time. Notwithstanding anything herein or in any other Notes Document to the contrary, no Receivables Entity or Excluded Subsidiary shall be required to be a Subsidiary Guarantor.

“Suspension Event” means with respect to the Notes, such time as the Notes shall have an Investment Grade Rating (pursuant to ratings from each of S&P and Moody’s (or any substituted Rating Agency)), and the Issuer shall have delivered to the Trustee an Officer’s Certificate certifying that the foregoing condition has been satisfied.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Parent or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means, as shown on the most recent balance sheet of the Parent for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, total assets of the Parent and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith), with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Parent or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the transactions described in the Offering Memorandum, including the Emergence Transactions, and any other transactions related to or entered into in connection with any of the foregoing.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, as determined by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the redemption date (the “Statistical Release”) (or, if such Statistical Release is no longer published or the relevant information is no longer available thereon, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2027; provided, however, that if the period from the redemption date to April 15, 2027 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Triggering Indebtedness” means (i) the Credit Agreement or (ii) any other Indebtedness of the Parent or any Restricted Subsidiary represented by bonds, debentures, notes or other securities, in each case, that has an aggregate principal amount or committed amount of at least $150.0 million; provided that, in the case of clauses (i) or (ii) of this definition, in no event shall Triggering Indebtedness include Indebtedness Incurred by a Foreign Restricted Subsidiary that does not directly or indirectly Guarantee, become an obligor under, or otherwise provide direct credit support for any Indebtedness of the Parent or any Restricted Subsidiary that is not a Foreign Restricted Subsidiary.

“Trustee” has the meaning as set forth in the preamble of this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests or any Collateral.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.19 and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of which the Parent owns, directly or indirectly, all of the Capital Stock, other than directors’ qualifying shares, of such Restricted Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Notes”	2.01
“Affiliate Transaction”	4.11
“Applicable Proceeds”	4.10
“Asset Sale Offer”	4.10
“Asset Sale Payment”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Designation”	4.19
“Directing Holder”	6.02
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excess Proceeds Threshold”	4.10
“Fixed Amounts”	1.05
“Foreign Disposition”	4.10
“Initial Lien”	4.12
“Incurrence Based Amounts”	1.05
“Legal Defeasance”	8.02
“Limited Condition Transaction”	1.05
“Limited Condition Transaction Election”	1.05
“Limited Condition Transaction Test Date”	1.05
“Luxembourg Guarantor”	10.02(b)
“Market Maker”	4.03
“Net Assets”	10.02(b)
“Noteholder Direction”	6.02(b)
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Block”	4.10
“Permitted Debt”	4.09
“Position Representation”	6.02(b)
“Prospective Investor”	4.03

Term	Defined in Section
“Purchase Date”	3.09
“Qualified Reporting Entity”	4.03
“Registrar”	2.03
“Reversion Date”	4.20
“Restricted Payments”	4.07
“Revocation”	4.19
“Secured System”	4.03
“Security Analyst”	4.03
“Successor Guarantor”	10.04
“Suspension Covenants”	4.20
“Suspension Date”	4.20
“Suspension Period”	4.20
“Verification Covenant”	6.02(b)

Section 1.03 Inapplicability of Trust Indenture Act.

No provisions of the TIA are incorporated by reference in or made a part of this Indenture. No terms that are defined under the TIA have such meanings for purposes of this Indenture.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section of clause, as the case may be, of this Indenture.

Section 1.05 Limited Condition Transactions; Calculations.

When calculating the availability under any basket or ratio under this Indenture or determining the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any acquisition or other Permitted Investment, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (each, a “Limited Condition Transaction”) or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the irrevocable election of the Issuer (such election, a “Limited Condition Transaction Election”), at the time of (and on the basis of the financial statements for the most recently ended fiscal period for which financial statements are available at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Transaction or (y) the consummation of the Limited Condition Transaction, in each case, after giving effect to the relevant Limited Condition Transaction and any related transactions (including any incurrence of Indebtedness and the use of proceeds thereof), on a pro forma basis (such date, the “Limited Condition Transaction Test Date”). If the Issuer makes such a Limited Condition Transaction Election, any subsequent calculation of any basket or ratio shall be calculated on an equivalent pro forma basis, unless the definitive agreement for such Limited Condition Transaction expires or is terminated without its consummation. Any Limited Condition Transaction Election shall be made pursuant to a written notice from the Issuer delivered to the Trustee at the time of the execution of the definitive agreements with respect to the Limited Condition Transaction; provided, however, that, to the extent the Issuer has not delivered such written notice to the Trustee by the time of execution of the definitive agreements with respect to such Limited Condition Transaction, the relevant conditions required to be satisfied as a condition to consummating such Limited Condition Transaction and/or incurring such Indebtedness will be tested at the time of consummation of such Limited Condition Transaction and the related transactions.

For the avoidance of doubt, if the Issuer has made a Limited Condition Transaction Election and any of the ratios or baskets for which compliance was determined or tested as of the Limited Condition Transaction Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

In addition, notwithstanding anything to the contrary in this Indenture, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture in the same restrictive covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

The Issuer shall determine in good faith the dollar equivalent amount of any utilization or other measurement denominated in a currency other than dollars for purposes of compliance with any covenant. For purposes of determining compliance with any covenant or basket amount under Article 4 or Article 6 or with respect to any amount expressed in a currency other than dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such utilization occurs or other measurement is made (so long as such utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a covenant basket previously made in reliance on such basket shall be disregarded for purposes of determining any unutilized portion under such basket.

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,000,000,000. In addition, the Issuer may issue, from time to time, without the consent of Holders, in accordance with the provisions of this Indenture, additional notes (“Additional Notes”); provided, however, that a separate CUSIP or ISIN number will be issued for the Additional Notes, unless the Initial Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Interest will be computed on a basis of a 360-day year comprised of twelve 30-day months.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary and registered in the name of the applicable Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and/or the Paying Agent and the applicable Depositary or their respective nominees, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), and without the need for any Officer’s Certificate or Opinion of Counsel, authenticate Notes in an aggregate principal amount of $1,000,000,000 for original issue on the Issue Date. The Trustee shall authenticate Additional Notes thereafter in unlimited aggregate principal amount for original issue upon receipt of an Authentication Order. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Issuer, if any, in respect of the Notes and this Indenture may be served. The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of the Parent’s Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar, Paying Agent and Agent for service of notices and demands in connection with the Notes and this Indenture, and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on, the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any of the Parent’s Subsidiaries) will have no further liability for the money. If the Issuer or another Subsidiary of the Parent acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(2) the Issuer in its sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the applicable Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)); or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in the foregoing clause (1) or (2), Definitive Notes shall be issued in such names as the Depositary or DTC Participant shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either sub-clause (1) or (2) of this Section 2.06(b), as applicable, as well as one or more of the other following sub-clauses, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1) hereof.

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) hereof, the transferor of such beneficial interest must deliver to the Registrar either:

(a) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) written instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(b) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(2)(b)(1);

provided that, in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(a) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(b) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(c) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to the preceding sub-clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the preceding sub-clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(a) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(b) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in sub-clauses (b) through (d) of this Section 2.06(c)(1), a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(f) if such beneficial interest is being transferred to the Parent or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(g) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(4) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(a) and (c) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(a) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(b) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(c) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(d) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(e) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in sub-clauses (b) through (d) of this Section 2.06(d)(1), a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(f) if such Restricted Definitive Note is being transferred to the Parent or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(g) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (a) of this Section 2.06(d)(1), the appropriate Restricted Global Note, in the case of clause (b) of this Section 2.06(d)(1), the 144A Global Note, in the case of clause (c) of this Section 2.06(d)(1), the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the sub-clauses in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to sub-clauses (2) or (3) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(a) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(b) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(c) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this sub-clause (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(a) Except as permitted by sub-clause (b) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ISSUE DATE OF ANY ADDITIONAL NOTES OF THE SAME SERIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT,

(C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (F) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER ONLY AT THE DIRECTION AND IN THE ABSOLUTE DISCRETION OF THE ISSUER AFTER THE DISTRIBUTION COMPLIANCE PERIOD OR RESALE RESTRICTION TERMINATION DATE, AS APPLICABLE.

BY ITS ACQUISITION OF THIS SECURITY OR AN INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR AN INTEREST HEREIN CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN

ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (AS DEFINED IN SECTION 3(42) OF ERISA OR ANY APPLICABLE SIMILAR LAWS) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY OR AN INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(b) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to sub-clauses (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR

OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer will be required:

(a) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of sending any notice of redemption under Section 3.03 hereof and ending at the close of business on the day of such delivery;

(b) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among any participants of the Depositary or Beneficial Owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(j) The Trustee shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant Holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax. In connection with any proposed exchange of a certificated Note for a Global Note, the Issuer shall be required to use commercially reasonable efforts to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee shall be entitled to rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. Upon written request for replacement of a Note by a Holder, the Trustee and the Issuer shall receive an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for their expenses in replacing a Note, with any expense of the Trustee to be reimbursed in accordance with the terms of this Indenture.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid under this Indenture, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Parent or an Affiliate of the Parent holds the Note; however, Notes held by the Parent or a Subsidiary of the Parent shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Parent, a Subsidiary or an Affiliate of any thereof) holds by 10 a.m. New York City time, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act) and in accordance with the Trustee’s customary procedures. Upon written request and at the expense of the Issuer, evidence of the cancellation of such Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 10 days before the special record date, the Issuer will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP or ISIN Numbers

The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, at least 45 days prior to a redemption date (unless shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the redemption date, the Issuer shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed, the clause of this Indenture pursuant to which the redemption shall occur and the redemption price (identifying the Notes by CUSIP or ISIN, as applicable). Notice given to the Trustee pursuant to this Section 3.01 may, at the Issuer’s discretion, state that any such redemption may be subject to the satisfaction of one or more conditions precedent.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, by lot in accordance with DTC procedures) unless otherwise required by law or applicable stock exchange or depositary requirements.

Upon selection, the Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer will send or cause to be sent, by first class mail or electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 11 hereof.

The notice will identify the Notes (by CUSIP or ISIN, if applicable) to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder of Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) if such notice is conditioned upon the occurrence of one or more conditions precedent, the nature of such conditions precedent;

(h) the clause of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee will give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03. The Trustee is permitted to accept the Issuer’s direction regarding redemptions, notwithstanding anything to the contrary in this Indenture, and the Trustee shall have no liability for any action taken at the Issuer’s direction.

Any redemption notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Issuer’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. The Issuer shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the satisfaction of any conditions precedent contained in such notice of redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

If the Issuer elects to redeem Notes in accordance with Section 3.07 hereof, one Business Day prior to the anticipated redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of accrued interest on all Notes to be redeemed or purchased on that date. Upon payment of any amount in connection with redemption, the Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of accrued interest on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the first paragraph of this Section 3.05, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the provisions of the first paragraph of this Section 3.05, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to April 15, 2027, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes issued under this Indenture, upon not less than 10 days’ nor more than 60 days’ notice, at a redemption price equal to 108.500% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date), with the net cash proceeds of an Equity Offering; provided that:

(1) at least 50% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to April 15, 2027, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 days’ nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to but not including, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c) At any time prior to April 15, 2027, the Issuer may on any one or more occasions redeem up to 10% of the original aggregate principal amount of the Notes issued under this Indenture during each twelve-month period commencing with the Issue Date upon notice as described in Section 3.03, at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(d) Except pursuant to the preceding clauses (a), (b) and (c) of this Section 3.07 of this Indenture, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2027.

(e) On or after April 15, 2027, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 days’ nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date):

Year	Percentage
2027	104.250%
2028	102.125%
2029 and thereafter	100.000%

(f) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes properly tender and do not withdraw such Notes in any tender offer, including a Change of Control Offer or an Asset Sale Offer, and the Issuer, or any third party making such tender offer in lieu of the Issuer as described above, purchases all of the Notes properly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than

10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase, to repurchase all the Notes that remain outstanding following such purchase at a price in cash equal to (i) in the case of a Change of Control Offer, 101% of the aggregate principal amount of Notes being repurchased, (ii) in the case of an Asset Sale Offer, 100% of the aggregate principal amount of Notes being repurchased, and (iii) in the case of any other tender offer, the price to be paid to each tendering Holder, and in each case, plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been repurchased prior to such date).

Section 3.08 Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase the Notes as described in Sections 4.10 and 4.14. The Parent, the Issuer and their Affiliates may at any time and from time to time purchase Notes in the open market, by tender offer, negotiated transactions or otherwise.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an Asset Sale Offer, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail or electronically, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

(d) that, unless the Issuer default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrete or accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(f) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; Notes held in book entry form shall be withdrawn in accordance with the Depositary’s Applicable Procedures;

(h) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Trustee, after consultation with the Issuer, will select the Notes and the Issuer or the Parent will select other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(i) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. (New York City Time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain in each Place of Payment for Notes an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands; provided that no office of the Trustee shall be a place for service of legal process on the Issuer.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in each Place of Payment for Notes for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Issuer will furnish without cost to the Trustee and the Holders:

(1) within 90 days after the end of each fiscal year, annual audited consolidated financial statements of the Issuer prepared on a basis consistent with GAAP, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented, and a report on the annual audited consolidated financial statements by the Issuer’s independent auditors;

(2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly condensed consolidated interim financial statements of the Issuer prepared on a basis consistent with GAAP, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented; and

(3) from and after the Issue Date, within 15 days after the occurrence of any of the following events, furnish a report describing the following events in sufficient detail: (a) the entry or termination of non-ordinary course agreements that are material to the Issuer and the Restricted Subsidiaries, taken as a whole; (b) acquisitions or dispositions that are material under GAAP standards; (c) bankruptcy, insolvency or equivalent proceedings of the Issuer or any Significant Subsidiary; (d) a change in the Issuer’s independent auditors; (e) the appointment or departure of directors, the principal executive officer, principal financial officer and principal accounting officer of the Issuer; (f) the conclusion that financial statements, covering one or more years or interim periods for which the Issuer is required to provide under this Indenture, can no longer be relied on by the holders due to one or more material errors; and (g) a Change of Control; provided, however, that no such report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to holders or the business, assets, operations, financial position or prospects of the Issuer and the Restricted Subsidiaries, taken as a whole;

provided that notwithstanding the foregoing, (a) no such report shall be required to provide any information that is not otherwise similar to information currently included in the Offering Memorandum, (b) in no event shall such reports be required to include agreements or documents, (c) such information will not be required to contain any “segment information,” (d) with respect to any historical financial statements of an acquired business and related pro forma information required under GAAP and relating to transactions required to be reported pursuant to the foregoing clause (3), such historical financial statements and pro forma information shall only be required to the extent and in the form available to the Issuer (as determined by the Issuer in good faith), (e) no such report will be required to include any trade secrets or other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer, (f) no such report will be required to include earnings per share, adjusted EBITDA, adjusted net income information, free cash flow and any other information customarily excluded from reports for 144A-for-life reporting companies, unless such information is of the type and form currently included in the Offering Memorandum.

The requirement to furnish any of the reports required pursuant to the foregoing clauses (1), (2) and (3) may be satisfied by the posting of such reports within the time periods specified above on a password protected online data system requiring user identification and a confidentiality acknowledgement (the “Secured System”). If the Issuer uses the Secured System to satisfy such requirements, it shall make readily and promptly available any password or other login information relating to the Secured System to holders, prospective investors (each a “Prospective Investor”), security analysts who have certified to the Issuer that they are reputable security analysts employed by a reputable financial institution who regularly cover or intend to cover the Issuer and the Notes (each, a “Security Analyst”) and market makers who have certified to the Issuer that they are reputable market makers who regularly make or intend to make a market in the Notes (each, a “Market Maker”), and shall make readily and promptly available on an “Investor Relations” page on its external website (or website of the Parent) contact information for being provided access to the Secured System to any holders, Prospective Investors, Security Analysts or Market Makers and promptly comply with any such requests for access to the Secured System to the extent provided for herein.

(b) Any Person who requests or accesses such financial information required by this Section 4.03 will be required to represent to the Issuer (to the reasonable good faith satisfaction of the Issuer) that:

(1) it is a Holder, a Beneficial Owner of the Notes, a Prospective Investor, a Market Maker or Securities Analyst;

(2) it will keep such information confidential and will not communicate the information to any Person; and

(3) it is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Similar Business or (ii) derives a significant portion of its revenue from operating a Similar Business.

(c) In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are not freely transferrable under the Securities Act, it will furnish to Holders and Prospective Investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(d) Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the Holders if the Issuer or the Parent or any direct or indirect parent of the Issuer has filed or furnished such reports via a filing system and such reports are publicly available.

(e) With respect to all of the foregoing, the Trustee shall have no obligation to determine whether such information, documents or reports have been so posted or filed. Delivery of such information, documents and reports to the Trustee under this Indenture is for informational purposes only and the information and Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including the Issuer’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or any website or datasite under this Indenture, or participate in any conference calls.

(f) The Issuer may satisfy its obligations in this Section 4.03 with respect to financial information relating to the Issuer by furnishing financial information relating to any direct or indirect parent of the Issuer; provided that if and for so long as such parent has Independent Assets or Operations, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand.

(g) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(h) In addition, notwithstanding the foregoing, the financial statements, financial information and other information and documents required to be provided as described above may be, rather than those of the Issuer, those of (i) any predecessor or successor of the Issuer or any entity meeting the requirements of clause (ii) or (iii) of this paragraph, (ii) any Wholly-Owned Subsidiary of the Issuer that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Issuer and its Subsidiaries, (iii) any direct or indirect parent of the Issuer or (iv) any combination of the Issuer and any entity meeting the requirements of clause (i), (ii) or (iii) of this paragraph (a “Qualified Reporting Entity”); provided that if the financial information so furnished relates to such Qualified Reporting Entity that is not the Issuer, the same is accompanied by information, which may be posted to the website of the Issuer (or website of the Parent or any parent entity) or the Secured System, that explains in reasonable detail the differences between the information relating to such Qualified Reporting Entity and its Subsidiaries, on the one hand, and the information relating to (x) the Issuer on a standalone basis or (y) if the Issuer or its Subsidiaries have any material assets (other than the securities or limited partner interests in their respective subsidiaries), material liabilities or material operations, the Issuer and its Subsidiaries, on the other hand. For the avoidance of doubt, the information referred to in the proviso of the preceding sentence need not be audited.

(i) No later than five Business Days after the date the annual and quarterly financial information for the fiscal period has been furnished pursuant to Section 4.03(a), the Issuer shall participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Issuer, the Restricted Subsidiaries and/or the Parent) to discuss results of operations (any such call, a “Bondholder Call”). No fewer than ten Business Days prior to the date any such Bondholder Call is to be held, the Issuer shall issue a press release to the appropriate U.S. wire services announcing such quarterly Bondholder Call, which press release shall contain the time and the date of such Bondholder Call and direct the recipients thereof to contact an individual at the Issuer (for whom contact information shall be provided in such notice) to obtain information on how to access such Bondholder Call.

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate (that need not comply with Section 13.05) signed by a principal executive, principal financial or principal account Officer, stating that a review of the activities of the Parent and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Parent will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Parent is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Parent will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent and other than dividends or distributions payable to the Parent or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Parent and any of the Restricted Subsidiaries), except a payment of principal at, or within 365 days of, the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) of this Section 4.07(a) being collectively referred to as “Restricted Payments”), unless:

(i)

at the time of such Restricted Payment, no Default or Event of Default set forth under clause (1), (2) or (8) of the definition thereof has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(ii)	[Reserved];

(iii)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by Section 4.07(b)(1), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from April 1, 2024 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)  100% of the aggregate Net Cash Proceeds and the Fair Market Value of property (other than cash) and marketable securities received by the Parent since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Parent or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent or convertible or exchangeable debt securities of the Parent, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Parent (other than from (i) Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Parent or (ii) the Rights Offerings); plus

(C)  100% of the aggregate amount received in cash and the Fair Market Value of property (other than cash) and marketable securities received by the Parent or a Restricted Subsidiary after the Issue Date by means of (i) returns, profits, distributions and similar amounts from, and the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of, Restricted Investments made by the Parent or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent or the Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Parent or the Restricted Subsidiaries, (ii) the sale (other than to the Parent or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary and (iii) returns, profits, distributions and similar amounts from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment), in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Parent for such period; plus

(D)  to the extent that any Restricted Investment that was made after the Issue Date is made in an entity that subsequently becomes a Restricted Subsidiary, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(E)  to the extent that any Unrestricted Subsidiary designated as such after the Issue Date is redesignated as a Restricted Subsidiary or merges or consolidates with or into the Parent or any Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Restricted Investment in such Subsidiary as of the date of such redesignation, merger or reconsolidation or (ii) the aggregate amount of the Restricted Investments in such Subsidiary to the extent such Restricted Investments reduced the amount available under this clause (iii) and were not previously repaid or otherwise reduced; plus

(F)  the greater of $230.0 million and 30.0% of Consolidated Adjusted EBITDA.

(b) Section 4.07(a) will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests of the Parent (other than from (i) Disqualified Stock or (ii) the Rights Offerings) or from the substantially concurrent contribution of common equity capital to the Parent; provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will not be considered to be Net Cash Proceeds of Qualifying Equity Interests for purposes of Section 4.07(a)(iii)(B) and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) or the making of any other Restricted Payment by a Restricted Subsidiary of the Parent to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the Net Cash Proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption or other acquisition or cancellation, termination or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary held by any future, current or former officers, directors, agents, consultants and employees of the Parent or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or stock incentive plans or other benefits plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the greater of $25.0 million and 3.0% of Consolidated Adjusted EBITDA in any fiscal year (with any unused amount in any fiscal year (as determined at the end of each such fiscal year) being carried forward and available in the succeeding fiscal years); provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(i)

the Net Cash Proceeds from the sale of Qualifying Equity Interests of the Parent to members of management, directors or consultants of the Parent or any of its Subsidiaries that occurs after the Issue Date to the extent the Net Cash Proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.07(a)(iii) or Section 4.07(b)(2) or to an optional redemption of Notes pursuant to Section 3.07; plus

(ii)	the cash proceeds of key man life insurance policies received by the Parent or the Restricted Subsidiaries after the Issue Date; and

in addition, cancellation of Indebtedness owing to the Parent from any future, current or former officers, directors, agents, consultants and employees (or any permitted transferees thereof) of the Parent or any of its Subsidiaries, in connection with a repurchase of Equity Interests of the Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provisions of this Indenture;

(6) the repurchase of Equity Interests of the Parent (i) deemed to occur upon the exercise of stock options or warrants, other equity derivatives or other securities convertible into, exercisable for or in settlement for Capital Stock of the Parent to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants, other equity derivatives or other securities convertible into, exercisable for or in settlement for Capital Stock of the Parent, (ii) upon the exercise of stock options, warrants, other equity derivatives or other securities convertible into, exercisable for or in settlement for Capital Stock of the Parent in an equal or lesser amount to the amount exercised in order to reduce the dilutive effects of such exercise, (iii) deemed to occur upon the non-cash exercise of stock options or warrants or other securities convertible into or exercisable for Capital Stock of the Parent to pay taxes or (iv) upon the exercise of any call option or capped call option (or substantively equivalent derivative transaction) described in the definition of “Permitted Bond Hedge Transaction” in connection with a Permitted Bond Hedge Transaction;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or any Preferred Stock of any Restricted Subsidiary permitted to be issued under Section 4.09;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Parent or any of the Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or other securities convertible into or exercisable for Capital Stock of any such Person or (ii) the conversion or exchange of Capital Stock of any such Person;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 4.09(b)(2);

(10) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness (other than any Permitted Convertible Indebtedness Call Transaction) of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee pursuant to provisions similar to Sections 4.10 and 4.14; provided that, prior to consummating, or concurrently with, any such repurchase, the Issuer has made any Change of Control Offer or Asset Sale Offer required by this Indenture and have repurchased all Notes validly tendered for payment in connection with such offers;

(11) the payment of any amounts with the proceeds of amounts received by the Parent, the Issuer, or any of their respective Restricted Subsidiaries from the administrator of the Plan of Reorganization;

(12) the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(13) the declaration and payment of dividends or distributions to holders of any class or series of Preferred Stock (other than Disqualified Stock) of the Parent or any of the Restricted Subsidiaries outstanding on, or issued after, the Issue Date; provided that, immediately after giving pro forma effect to the issuance of any such Preferred Stock issued after the Issue Date (assuming the payment of dividends thereon even if permitted to accrue under the terms thereof), the Parent could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a);

(14) the repurchase, redemption, defeasance or other retirement for value of any Permitted Convertible Indebtedness, including any payments required in connection with a conversion of any Permitted Convertible Indebtedness;

(15) payments or distributions made in Equity Interests (other than Disqualified Stock) of the Parent;

(16) payments made in connection with (including, without limitation, purchases of) any Permitted Bond Hedge Transaction;

(17) payments made (A) to exercise or settle any Permitted Warrant Transaction (a) by delivery of common stock of the Parent, (b) by set-off against the related Permitted Bond Hedge Transaction or (c) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by the Parent or any of the Restricted Subsidiaries pursuant to the exercise or settlement of any related Permitted Bond Hedge Transaction, or (B) to terminate any Permitted Warrant Transaction;

(18) any transfer, assignment or conveyance of a Permitted Convertible Indebtedness Call Transaction;

(19) other Restricted Payments in an aggregate amount not to exceed the greater of $230.0 million and 30.0% of Consolidated Adjusted EBITDA; and

(20) so long as no Event of Default set forth under clause (1), (2) or (8) of the definition thereof with respect to the Issuer has occurred and is continuing, other Restricted Payments so long as, on the date of such Restricted Payment and after giving effect thereto on a pro forma basis, the Consolidated Total Debt Ratio would be no greater than 3.0 to 1.0.

(c) The amount of all Restricted Payments (or transfer or issuance that would constitute Restricted Payments but for the exclusions from the definition thereof) and Permitted Investments (other than cash) will be the Fair Market Value on the date of the transfer or issuance of the asset(s) or securities proposed to be transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment (or transfer or issuance that would constitute a Restricted Payment but for the exclusions from the definition thereof) or Permitted Investment.

(d) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (20) of Section 4.07(b) or is entitled to be made pursuant to Section 4.07(a) or as a Permitted Investment, the Issuer, in its sole discretion, will be able to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (20) and such Section 4.07(a) or as a Permitted Investment in any manner that otherwise complies with this Section 4.07(a).

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Parent will not, and will not permit any of the Restricted Subsidiaries, to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Parent or any of the Restricted Subsidiaries or pay any indebtedness owed to the Parent or any of the Restricted Subsidiaries;

(2) make loans or advances to the Parent or any of the Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Parent or any of the Restricted Subsidiaries.

(b) Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect at or entered into on the Issue Date or as contemplated to be in effect on the Emergence Date by the Plan of Reorganization as described in the Offering Memorandum;

(2) this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement;

(3) agreements governing other Indebtedness permitted to be incurred under Section 4.09, provided that, except with respect to any such Incurrence of Indebtedness under the Credit Agreement, in the judgment of the Issuer, such incurrence will not materially impair the Issuer’s ability to make payments under the Notes when due (as determined in good faith by senior management or the Board of Directors of the Issuer);

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) Capital Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages;

(8) any agreement in connection with the sale or disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary that imposes such encumbrance or restriction pending the closing of such sale or disposition;

(9) Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined by senior management;

(10) Liens permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12) prohibitions, restrictions or conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice;

(13) any agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Parent) and outstanding on such date;

(14) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(15) customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(16) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement or arrangement referred to in clauses (1) through (15), (17) and (18) of this Section 4.08(b); provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, as reasonably determined by the Issuer, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(17) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Parent or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Restricted Subsidiary that are subject to such agreement; and

(18) any encumbrance or restriction existing under or by reason of contractual requirements in connection with a Permitted Receivables Facility.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Parent will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness, and the Parent will not issue any Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Parent will be entitled to Incur Indebtedness or issue Disqualified Stock and any Restricted Subsidiary will be entitled to Incur Indebtedness or issue Preferred Stock if, on the date of such Incurrence or issuance and after giving effect thereto on a pro forma basis, (i) the Fixed Charge Coverage Ratio would be at least 2.0 to 1.0 or (ii) the Consolidated Total Debt Ratio would be no greater than 6.0 to 1.0; provided that, in each case, the then outstanding aggregate principal amount of Indebtedness (including acquired Indebtedness) and Preferred Stock that may be Incurred or issued, as applicable, pursuant to this paragraph by Non-Guarantor Subsidiaries (other than the Issuer) shall not exceed the greater of $75.0 million and 10.0% of Consolidated Adjusted EBITDA.

(b) Notwithstanding Section 4.09(a), the Parent and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (collectively, “Permitted Debt”):

(1) (A) Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1)(A) and then outstanding, does not exceed (i) $1,750.0 million plus (ii) the greater of $760.0 million and 100% Consolidated Adjusted EBITDA; provided, further, that only $500 million of such Indebtedness Incurred under this clause (1)(A) may be Priority Payment Lien Obligations; and (B)(i) Pari Passu Payment Lien Obligations if, after giving pro forma effect to such Incurrence, the Consolidated First Lien Secured Debt Ratio would be no greater than 4.0 to 1.0 (and, for the avoidance of doubt, this clause (i) shall only be available for the Incurrence of Pari Passu Payment Lien Obligations and not for any Priority Payment Lien Obligations), (ii) Junior Lien Indebtedness if, after giving pro forma effect to such Incurrence, the Consolidated Secured Debt Ratio would be no greater than 5.0 to 1.0 (and, for the avoidance of doubt, this clause (ii) shall only be available for the Incurrence of Junior Lien Indebtedness), and (iii) any Permitted Refinancing Indebtedness in respect of such Indebtedness Incurred pursuant to this clause (1)(B);

(2) Indebtedness owed to and held by the Parent or a Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary and (ii) any subsequent transfer of such Indebtedness (other than to the Parent or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon that was not permitted by this clause (2);

(3) the Incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes issued on the Issue Date (other than any Additional Notes), including any Guarantee thereof;

(4) Indebtedness that is outstanding on the Issue Date (other than Indebtedness described in clause (1) or (3) of this Section 4.09(b));

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Parent (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Parent); provided, however, that on the date of such acquisition and after giving effect thereto on a pro forma basis, (i) the Parent would be entitled to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of this Section 4.09, (ii) the Fixed Charge Coverage Ratio would be equal to or greater than 1.75 to 1.0 or (iii) the Fixed Charge Coverage Ratio would not be lower or the Consolidated Total Debt Ratio would not be higher, in each case, than it was immediately prior to such acquisition;

(6) Permitted Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.09(a) or Sections 4.09(b)(3), (4), (5), (22) or this clause (6);

(7) Swap Obligations directly related to Indebtedness permitted to be Incurred by the Parent and the Restricted Subsidiaries pursuant to this Indenture or entered into in the ordinary course of business and not for speculative purposes;

(8) obligations in respect of (i) worker’s compensation and self-insurance and performance, bid, stay, customs, appeal, replevin and surety bonds and performance and completion guarantees and letters of credit supporting such obligations provided by the Parent or any Restricted Subsidiary and (ii) trade letters of credit and deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent to current or former officers, directors and employees of the Parent or any of its Subsidiaries;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, credit card, purchase card or similar instrument drawn against insufficient funds and similar liabilities in the ordinary course of business or consistent with industry practice or other treasury, depositary and cash management services in the ordinary course of business or consistent with industry practice; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days of notification to the Issuer of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its Incurrence;

(10) Indebtedness consisting of any Guarantee by (i) the Issuer or a Guarantor of Indebtedness or other Obligations of the Parent or any of the Restricted Subsidiaries, (ii) a Foreign Restricted Subsidiary of Indebtedness or other Obligations of another Foreign Restricted Subsidiary or (iii) a Non-Guarantor Subsidiary (other than the Issuer) of Indebtedness or other Obligations of another Non-Guarantor Subsidiary (other than the Issuer), in each case so long as the Incurrence of such guaranteed Indebtedness or other obligations by the Parent or such Restricted Subsidiary is permitted under the terms of this Indenture; provided, that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) (i) Capital Lease Obligations and (ii) Attributable Debt, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (11), does not exceed the greater of $200.0 million and 25.0% of Consolidated Adjusted EBITDA;

(12) Indebtedness of Non-Guarantor Subsidiaries (other than the Issuer) and Foreign Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (12), does not exceed the greater of $75.0 million and 10.0% of Consolidated Adjusted EBITDA;

(13) Indebtedness Incurred in respect of Purchase Money Indebtedness and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (13), does not exceed the greater of $150.0 million and 20.0% of Consolidated Adjusted EBITDA;

(14) Indebtedness of the Parent or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates, (ii) take-or-pay or similar obligations contained in supply agreements or (iii) customer deposits and advance payments received from customers for goods and services purchased, in each case, in the ordinary course of business;

(15) Indebtedness of the Parent or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(16) Indebtedness in an aggregate amount not to exceed the foreign currency equivalent of the greater of $100.0 million and 12.25% of Consolidated Adjusted EBITDA in respect of letters of credit denominated in currencies other than U.S. dollars;

(17) Foreign Jurisdiction Deposits;

(18) Indebtedness consisting of guarantees of indebtedness or other obligations of joint ventures permitted under clause (19) of the definition of “Permitted Investments”;

(19) Indebtedness Incurred in connection with judgments, decrees, attachments, awards or appeals that do not constitute an Event of Default under Section 6.01(a)(6);

(20) Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, agents, consultants and employees, in an aggregate amount not to exceed the greater of $30.0 million and 5.0% of Consolidated Adjusted EBITDA at any one time outstanding, and (ii) reimbursements owed to officers, directors, agents, consultants and employees of the Parent or any of its Subsidiaries;

(21) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of the Parent or any of its Subsidiaries, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interests of the Parent or any of its Subsidiaries, to the extent permitted under Section 4.07(b)(5);

(22) Indebtedness of the Issuer or a Guarantor incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Issuer or such Guarantor of property used or useful in a Permitted Business (including a Product) (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, however, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (a) of this Section 4.09;

(23) Non-Recourse Debt; provided, however, that the aggregate principal amount of any such Indebtedness, when taken together with all other Indebtedness Incurred pursuant to this clause (23) and then outstanding, does not exceed the greater of $100.0 million and 12.5% of Consolidated Adjusted EBITDA;

(24) Indebtedness consisting of obligations under any Permitted Convertible Indebtedness Call Transaction;

(25) Indebtedness of the Parent or of any of the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when taken together with all other Indebtedness of the Parent and the Restricted Subsidiaries then outstanding and Incurred pursuant to this clause (25), does not exceed the greater of $230.0 million and 30.0% of Consolidated Adjusted EBITDA, in each case, plus 100% of the net proceeds received by the Parent from the issuance or sale of Equity Interests (other than from (i) Disqualified Stock or (ii) the Rights Offerings);

(26) Indebtedness Incurred pursuant to a Permitted Receivables Facility in an amount not to exceed the greater of $380.0 million and 50.0% of Consolidated Adjusted EBITDA; and

(27) Indebtedness of joint ventures and/or any Indebtedness incurred on behalf thereof or representing guarantees of Indebtedness of joint ventures in an aggregate principal amount on the date of Incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (27), does not exceed the greater of $75.0 million and 10.0% of Consolidated Adjusted EBITDA.

(c) For purposes of determining compliance with this Section 4.09:

(1) all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of Section 4.09(b) and, for the avoidance of doubt, may not later be reclassified;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b), the Issuer, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the clauses of Section 4.09(b) (provided, that any Indebtedness originally classified as Incurred pursuant to any of clauses (2) through (27) of Section 4.09(b) may later be reclassified as having been Incurred pursuant to Section 4.09(a) or any other of clauses (2) through (27) of Section 4.09(b) to the extent that such reclassified Indebtedness could be Incurred pursuant to Section 4.09(a) or one of clauses (2) through (27) of Section 4.09(b), as the case may be, if it were Incurred at the time of such reclassification);

(3) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 4.09;

(4) [Reserved];

(5) the principal amount of Indebtedness outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; and

(6) if Indebtedness originally Incurred in reliance upon the Consolidated Secured Debt Ratio or the Consolidated First Lien Secured Debt Ratio under Section 4.09(b)(1)(B) is being Refinanced under Section 4.09(b)(1)(B) and such Refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such Refinancing will nevertheless be permitted thereunder and such Indebtedness will be deemed to have been incurred under Section 4.09(b)(1)(B) so long as (x) the Liens, if any, securing such Refinancing Indebtedness have a lien priority (including with respect to payment priority) equal (or junior) to the Liens securing the Indebtedness being Refinanced and (y) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness being Refinanced plus all accrued interest on the Indebtedness being Refinanced and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection with such Refinancing.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of

Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.

(e) The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

(f) The Parent will not, and will not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly incur any Indebtedness (including Permitted Debt) that is subordinated or junior in right of payment to any Indebtedness of the Parent or the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or the applicable Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Parent or the Issuer or such Subsidiary Guarantor, as the case may be; provided, that for all purposes under this Indenture, including this Section 4.09, (i) unsecured Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it is unsecured and (ii) Indebtedness shall not be treated as subordinated or junior in right of payment to other Indebtedness merely because such Indebtedness has a junior priority (or does not control remedies) or junior payment priority with respect to any collateral.

Section 4.10 Asset Sales.

(a) The Parent will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Parent (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with of such Asset Sale) at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or shares of Capital Stock of a Restricted Subsidiary issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Parent or such Restricted Subsidiary, together with the consideration received in all other Asset Sales since the Issue Date (on a cumulative basis), is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, of the Parent or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) (i) that are assumed or otherwise discharged by the transferee of any such assets and for which the Parent or such Restricted Subsidiary, as the case may be, have been released or indemnified against further liability or (ii) in respect of which neither the Parent nor any Restricted Subsidiary following such Asset Sale has any obligation;

(b) any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary within 365 days into cash, to the extent of the cash received in that conversion;

(c) any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of $150.0 million and 20.0% of Consolidated Adjusted EBITDA; and

(d) any Investment, stock, asset, property or capital expenditure of the kind referred to in Section 4.10(b)(3).

(b) Within one year from the later of the date of an Asset Sale or the receipt of any Net Proceeds from an Asset Sale, the Parent (or the applicable Restricted Subsidiary, as the case may be) may apply the Applicable Percentage of such Net Proceeds (the “Applicable Proceeds”):

(1) if the assets subject to such Asset Sale constitute Collateral, to prepay, repay, redeem or purchase (x) Priority Payment Lien Obligations or (y) any Pari Passu Payment Lien Obligations, and, in each case, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that, in the case of clause (y), the Issuer shall apply a pro rata portion (determined and as modified based on the provisions set forth below) of such Applicable Proceeds to redeem or repurchase Notes (i) as described above under Section 3.07 or (ii) through open market purchases at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon, or (z) make an offer (in accordance with the procedures set forth below) to all Holders to purchase their Notes at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon (in each case other than Indebtedness or other Obligations owed to the Parent or an Affiliate of the Parent);

(2) if the assets subject to such Asset Sale do not constitute Collateral, to prepay, repay, redeem or purchase (A) Senior Indebtedness of the Issuer or any Guarantor, and if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that, the Issuer shall (x) apply a pro rata portion (determined and as modified based on the provisions set forth below) of such Applicable Proceeds to redeem or repurchase Notes (i) as described in Section 3.07 or (ii)

through open market purchases at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon, or (y) make an offer (in accordance with the procedures set forth below) to all Holders to purchase their Notes at a purchase price not less than 100% of the principal amount thereof, plus accrued but unpaid interest thereon (in each case other than Indebtedness or other Obligations owed to the Parent or an Affiliate of the Parent) or (B) Indebtedness (other than any Disqualified Stock) and other Obligations of a Non-Guarantor Subsidiary (other than the Issuer), and, in each case, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(3) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary or the then not owned portion of any Restricted Subsidiary becoming owned), to acquire assets or property or to make capital expenditures, in each case (i) used or useful in a Permitted Business or (ii) that replace the properties and assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Applicable Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents; or

(4) or any combination of the foregoing;

provided that, in the case of Section 4.10(b)(3), entering into and not abandoning or rejecting a binding commitment to make an investment to satisfy Section 4.10(b)(3) hereto shall be treated as a permitted application of Applicable Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after the later of the receipt of such Applicable Proceeds or the date of such Asset Sale and (y) if such investment is not consummated within the period set forth in the immediately preceding sub clause (x), or otherwise applied as set forth in Section 4.10(b)(1) or (2), the Applicable Proceeds not so applied will be deemed to constitute Excess Proceeds under Section 4.10(e).

(c) Pending the final application of any Applicable Proceeds, the Parent (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings, letters of credit or commercial paper, or otherwise invest the Applicable Proceeds in any manner that is not prohibited by this Indenture.

(d) Notwithstanding the foregoing and solely with respect to Asset Sales of assets that do not constitute Collateral, (i) to the extent that any or all of the Applicable Proceeds of Asset Sales of such non-Collateral assets by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited, restricted or delayed by applicable local law or material contracts or agreements binding on such Foreign Subsidiary, by such Foreign Subsidiary’s organization documents from being repatriated to the United States, an amount equal to the portion of such Applicable Proceeds so affected shall not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Foreign Subsidiary (the Issuer hereby agreeing to use commercially reasonable efforts to promptly cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation or otherwise overcome or eliminate any such restrictions on repatriation), and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Applicable Proceeds of any Foreign Disposition would have a material adverse tax consequence (as determined in good faith by the Issuer), an amount equal to the amounts so affected shall not be required to be applied in compliance with this Section 4.10 and such amount shall not constitute Applicable Proceeds (each, a “Payment Block”), provided that, the Issuer shall not be required to monitor any such Payment Block and/or to reserve cash for any future repatriation after the Issuer has notified the Trustee of the existence of such Payment Block. For the avoidance of doubt, Applicable Proceeds of Asset Sales of assets constituting Collateral must be applied in accordance with this Section 4.10.

(e) Any Applicable Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of $150.0 million and 20.0% of Consolidated Adjusted EBITDA (the “Excess Proceeds Threshold”), within 30 days thereof, the Issuer will make an offer (an “Asset Sale Offer”) (x) in the case of Applicable Proceeds from Collateral, to all Holders of Notes and all Holders of other Priority Payment Lien Obligations and Pari Passu Payment Lien Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase, repay or redeem with the proceeds of sale of assets and (y) in the case of any other Applicable Proceeds, to all Holders of Notes and all Holders of other Senior Indebtedness, to the extent required by the terms thereof, containing provisions similar to those set forth in this Indenture with respect to offers to purchase, repay or redeem with the proceeds of sale of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Priority Payment Lien Obligations and Pari Passu Payment Lien Obligations or Senior Indebtedness, as applicable, (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, if less, or such lesser amount as may be provided by the terms of such other Priority Payment Lien Obligations and Pari Passu Payment Lien Obligations or Senior Indebtedness) of Notes purchased, repaid or redeemed (the “Asset Sale Payment”), plus accrued and unpaid interest to the date of purchase, prepayment or redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed or repurchased prior to such date), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent and its Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes, Priority Payment Lien Obligations, Pari Passu Payment Lien Obligations and/or other Senior Indebtedness, as applicable, tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will apply a pro rata portion of such excess to redeem or purchase Notes, based on the amounts tendered (including such Priority Payment Lien Obligations, Pari Passu Payment Lien Obligations and/or other Senior Indebtedness to be purchased, as applicable) or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds prior to the expiration of the relevant one year period or with respect to Excess Proceeds of less than the Excess Proceeds Threshold. The Asset Sale Payment may be reduced after the tenth Business Day of the Asset Sale Offer period so long as the price offered in the first ten Business Days of such Asset Sale Offer period is at least 100.0%

of the aggregate principal amount thereof plus, in each case, accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed or repurchased prior to such date).

(f) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09, this Section 4.10 or Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under Section 3.09, this Section 4.10 or Section 4.14 by virtue of such compliance.

(g) The provisions under this Indenture relative to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with the consent of the Holders of a majority in principal amount of the then outstanding Notes.

Section 4.11 Transactions with Affiliates.

(a) The Parent will not, and will not permit any of the Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, or advance with or guarantee for the benefit of, any Affiliate of the Parent (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $60.0 million and (y) 7.5% of Consolidated Adjusted EBITDA, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75.0 million, a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction has been approved by a majority of the Board of Directors of the Issuer and complies with Section 4.11(a)(1).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.11(a):

(1) any employment or consulting agreement, incentive agreement, employee benefit plan, severance agreement, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Issuer and payments pursuant thereto;

(2) (i) transactions between or among the Parent and/or the Restricted Subsidiaries and any Person that becomes a Restricted Subsidiary as a result of such transaction and (ii) any transactions pursuant to any agreement between any Person and an Affiliate of such Person existing at the time such Person becomes a Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any Subsidiary of the Parent;

(3) transactions with any Person that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person; provided that any Person that is jointly controlled by the Parent and its officers, directors or employees shall for purposes of this clause (3) be deemed to be “solely controlled” by the Parent;

(4) payment of reasonable fees or other reasonable compensation to, provision of customary benefits or indemnification agreements to, and the reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of, officers, directors, employees or consultants of the Parent or any of the Restricted Subsidiaries;

(5) any sale or issuance of Equity Interests (other than Disqualified Stock) of the Parent and the granting and performance of any registration rights;

(6) Restricted Payments (or transfers or issuances that would constitute Restricted Payments but for the exclusions from the definition thereof) that do not violate Section 4.07 and the definition of “Permitted Investments”;

(7) [Reserved];

(8) any agreement as in effect on the Issue Date or as contemplated to be in effect on the Emergence Date by the Plan of Reorganization as described in the Offering Memorandum or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Parent or the Restricted Subsidiaries as determined in good faith by the Issuer) and the transactions evidenced thereby;

(9) transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of Section 4.11(a)(1);

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Parent and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Board of Directors of the Issuer or the senior management thereof in good faith);

(11) transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Parent or a Subsidiary of the Parent holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Parent or any Subsidiary participating in such joint ventures than they are to other joint venture partners as determined in good faith by the Issuer;

(12) the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational documents or stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or as contemplated to be in effect on the Emergence Date by the Plan of Reorganization as described in the Offering Memorandum and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (12) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Parent and the Restricted Subsidiaries than the agreement in effect on the Issue Date or as contemplated to be in effect on the Emergence Date by the Plan of Reorganization as described in the Offering Memorandum (as determined by the Board of Directors of the Issuer or the senior management thereof in good faith);

(13) the provision of services to directors or officers of the Parent or any Restricted Subsidiaries of the nature provided by the Parent or any Restricted Subsidiaries to customers;

(14) transactions undertaken for the purpose of improving the consolidated tax efficiency of the Parent or its Subsidiaries as determined in good faith by the Issuer;

(15) any Incurrence of Indebtedness permitted by Section 4.09;

(16) leases or subleases of property not materially interfering with the business of the Parent and the Restricted Subsidiaries taken as a whole as determined in good faith by the Issuer; and

(17) transactions with Affiliated Lenders and/or Debt Fund Affiliates (solely in their respective capacities as lenders under the 2024 Credit Agreement) pursuant to provisions under the 2024 Credit Agreement.

Section 4.12 Liens.

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens; except, in the case of any property that does not constitute Collateral, any Initial Lien securing any Indebtedness if the Notes are secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders pursuant to the last clause of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien without any action on behalf of the Parent or such Restricted Subsidiary and the Notes Collateral Agent shall execute documents evidencing such release and discharge upon the delivery to it of any documentation required by this Indenture, the Security Documents, the Intercreditor Agreement and any other applicable Approved Intercreditor Agreements.

Section 4.13 Corporate Existence.

Subject to Article 5 hereof, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a company.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, the Issuer will make an offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased (the “Change of Control Payment”), plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed or repurchased prior to such date).

(b) Within 30 days following any Change of Control, the Issuer will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer in accordance with the Applicable Procedures, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; Notes held in book entry form shall be withdrawn in accordance with the Depositary’s Applicable Procedures;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(8) whether such notice is conditioned upon the consummation of a Change of Control.

(c) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.14 by virtue of such compliance.

(d) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) prior to 11:00 a.m. (New York City time) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) Notwithstanding anything to the contrary in this Section 4.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(f) The Change of Control Payment may be reduced after the tenth Business Day of the Change of Control Offer period so long as the price offered in the first ten Business Days of such Change of Control Offer period is at least 101.0% of the aggregate principal amount thereof plus, in each case, accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed or repurchased prior to such date).

(g) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(h) The provisions under this Indenture relative to the Issuer’s obligation to make a Change of Control Offer may be waived or modified with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes.

Section 4.15 [Reserved].

Section 4.16 [Reserved].

Section 4.17 [Reserved].

Section 4.18 Additional Note Guarantees.

If any direct or indirect Restricted Subsidiary of the Parent (other than the Issuer and Excluded Subsidiaries (except any Excluded Subsidiary which becomes a guarantor under the 2024 Credit Agreement in accordance with the terms of the 2024 Credit Agreement)) that is not a Subsidiary Guarantor becomes a guarantor or obligor in respect of any Triggering Indebtedness, within ten (10) Business Days of such event the Parent will cause such Restricted Subsidiary to (i) enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to Guarantee the Issuer’s Obligations under the Notes, fully and unconditionally and on a senior basis, and (ii) to the extent any assets of such Restricted Subsidiary are assets of the type which would constitute Collateral under the Security Documents, enter into such amendments, supplements or other instruments in such jurisdictions as may be required by applicable law to cause such assets to be made subject to the Lien of the applicable Security Documents, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth herein and in the Agreed Security Principles and the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions.

The Parent also may, at any time, cause a Subsidiary (other than the Issuer) to become a Subsidiary Guarantor by (i) executing and delivering a supplemental indenture in the form of Exhibit E attached to this Indenture providing for the Guarantee of payment of the Notes by such

Subsidiary on the basis provided in this Section 4.18 and (ii) to the extent any assets of such Subsidiary are assets of the type which would constitute Collateral under the Security Documents, enter into such amendments, supplements or other instruments in such jurisdictions as may be required by applicable law to cause such assets to be made subject to the Lien of the applicable Security Documents, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth herein and in the Applicable Security Principles and the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions.

Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.

The Issuer may designate after the Issue Date any Subsidiary of the Parent (other than the Issuer) (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(a) no Default or Event of Default has occurred and is continuing after giving effect to such Designation; and

(b) either (x) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (y) if such Subsidiary has consolidated assets greater than $1,000, then such Designation would be permitted under Section 4.07.

The Issuer may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(a) either (i) the Parent would be entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a), or (ii) the Fixed Charge Coverage Ratio would not be lower or the Consolidated Total Debt Ratio would not be higher, in each case on a pro forma basis taking into account such Revocation, than it was immediately prior to such Revocation;

(b) all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; and

(c) no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

Notwithstanding anything else herein to the contrary, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer or otherwise dispose of (including pursuant to an Investment) any Material Intellectual Property that is owned by, or exclusively licensed to, the Issuer or any Subsidiary Guarantor to any Unrestricted Subsidiary.

Each Designation and Revocation must be evidenced by promptly delivering to the Trustee a board resolution of the Board of Directors of the Issuer giving effect to such Designation or Revocation, as the case may be, and an Officer’s Certificate certifying compliance with the preceding provisions. A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary.

Section 4.20. Suspension of Covenants.

(a) If on any date following the Issue Date, the Notes have an Investment Grade Rating from Moody’s and S&P (or, if either such entity ceases to rate such Notes for reasons outside of the control of the Parent, the equivalent Investment Grade Rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency), then, beginning on that day (the “Suspension Date”), Section 4.07, Section 4.08, Section 4.09, Section 4.10 (but only to the extent related to properties or assets of Parent and its Restricted Subsidiaries that do not constitute Collateral), Section 4.11, Section 4.18 and Section 5.01(a)(4) (collectively, the “Suspension Covenants”) shall each no longer be in effect with respect to the Notes until the occurrence of the Reversion Date (as defined below), if any.

(b) In the event that the Parent and its Restricted Subsidiaries are not subject to the Suspension Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have an Investment Grade Rating from either Rating Agency, then the Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspension Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.”

(c) During the Suspension Period, the Parent and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 hereof (including, without limitation, Permitted Liens) and any Permitted Liens that refer to one or more Suspension Covenants shall be interpreted as though such applicable Suspension Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 hereof and the definition of “Permitted Liens” and for no other covenant).

(d) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Parent or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes or the Guarantees, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Parent or any Restricted Subsidiary to comply with any of the Suspension Covenants during the Suspension Period; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (4) of Section 4.09(b); (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (8) of Section 4.11(b); (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b); (v) no Subsidiary of the Parent shall be required to comply with the covenant described in Section 4.18 after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period; and (vi) all Investments made during the Suspension Period will be classified to have been made under clause (11) of the definition of “Permitted Investments.”

(e) Notwithstanding that the Suspension Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspension Covenants, and none of the Parent or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspension Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Parent and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(f) Upon the Reversion Date, the obligation to grant Guarantees pursuant to Section 4.18 will be reinstated (and the Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of Section 4.18).

(g) The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency. Until such time as the Trustee receives an Officer’s Certificate notifying the Trustee of the Suspension Date, the Trustee can assume that such Suspension Date has not occurred.

Section 4.21. [Reserved].

Section 4.22. [Reserved].

Section 4.23 Creation and Perfection of Certain Security Interests After the Issue Date.

Subject to the Agreed Security Principles and the terms of the Security Documents, to the extent any mortgage or mortgage instrument in the Collateral securing the Notes is not created or perfected on or prior to the Issue Date, the Issuer and the Guarantors agree to use their respective commercially reasonable efforts to do or cause to be done all acts and things that may be required to have such mortgage or mortgage instruments duly created and enforceable and perfected (to the extent required by the Security Documents) but in no event later than 120 days (or such longer period as may be permitted under the 2024 Credit Agreement) thereafter. For the avoidance of doubt, references in this Section 4.23 to mortgages or mortgage instruments shall not include Excluded Assets. The Trustee shall not have any duty or responsibility to see to or monitor the performance of the Parent and its Subsidiaries with regard to their compliance with this Section 4.23. Notwithstanding anything herein to the contrary, in no event shall any security interests in the Collateral be required to be created or perfected to secure the Obligations on the Notes if such security interests are not required to be created or perfected under the 2024 Credit Agreement.

Section 4.24 After-Acquired Collateral.

Subject to the Agreed Security Principles and the Security Documents, substantially concurrently with the delivery of any Mortgage on any real property under the 2024 Credit Agreement, the Parent, the Issuer or any Guarantor as applicable shall deliver the same to the Notes Collateral Agent together with such other documents including Mortgage Instruments (as defined in the 2024 Credit Agreement) as may be reasonably requested by the Notes Collateral Agent to evidence the Liens contemplated by this Indenture and the Mortgages.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Parent shall not: (x) consolidate with or merge with or into another Person (whether or not the Parent is the surviving Person); or (y) directly or indirectly, sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of the Parent and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(i) the Parent is the surviving Person; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, any member state of the European Union, Ireland, Canada, United Kingdom, Bermuda, the Cayman Islands, Singapore, Hong Kong, Switzerland or the United Arab Emirates;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Parent) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (i) assumes all the obligations of the Parent under the Notes, this Indenture, the Security Documents (as applicable), the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement pursuant to a supplemental indenture and such other agreements satisfactory to the Trustee and (ii) to the extent required by and subject to the limitations set forth in the Security Documents, agrees to cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) either (i) the Parent or the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or (ii) the Fixed Charge Coverage Ratio would not be lower or the Consolidated Total Debt Ratio would not be higher, in each case, than it was immediately prior to such transactions;

(5) if the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, is an entity organized or existing under the laws of a jurisdiction other than the United States, any state of the United States or the District of Columbia, such Person agrees to become subject to the provisions set forth in Exhibit F hereto in a supplemental indenture; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(b) The Issuer shall not (x) consolidate with or merge with or into another Person (whether or not the Issuer is the surviving Person); or (y) directly or indirectly, sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (x) the Issuer is the surviving Person; or (y) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States or any state of the United States or the District of Columbia, United Kingdom, any member state of the European Union, Bermuda, the Cayman Islands, Singapore, Hong Kong, Switzerland or the United Arab Emirates; provided that in the case where the surviving Person is not an entity organized or existing under the laws of the United States or any state of the United States or the District of Columbia, a co-obligor of the Notes is an entity organized or existing under the laws of the United States or any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (i) assumes all the obligations of the Issuer under the Notes, this Indenture, the Security Documents (as applicable), the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement pursuant to a supplemental indenture and such other agreements satisfactory to the Trustee and (ii) to the extent required by and subject to the limitations set forth in the Security Documents, agrees to cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) if the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, is an entity organized or existing under the laws of a jurisdiction other than the United States, any state of the United States or the District of Columbia, such Person agrees to become subject to the provisions set forth in Exhibit F hereto in a supplemental indenture; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Section 5.01(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Parent and the Restricted Subsidiaries (including the Issuer); provided that any such sale, assignment, transfer, conveyance, lease or other disposition of Material Intellectual Property may only be between or among the Issuer and the Guarantors. Sections 5.01(a)(3) and 5.01(a)(4) will not apply to any merger or consolidation of the Parent (x) with or into one of the Restricted Subsidiaries (including the Issuer) for any purpose or (y) with or into an Affiliate solely for the purpose of reincorporating the Parent in another jurisdiction. Section 5.01(b) will not apply to any merger or consolidation of the Issuer (x) with or into the Parent or one of the Restricted Subsidiaries for any purpose so long as the surviving Person becomes a primary obligor of the Notes or (y) with or into an Affiliate solely for the purpose of reorganizing the Issuer in another jurisdiction so long as the surviving Person becomes a primary obligor of the Notes; provided, however, that in the case of either clause (1) or (2) of this Section 5.01(b), if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia.

The Person formed by or surviving any such consolidation or merger (if other than the Parent or the applicable Issuer, as the case may be) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made will be the successor to the Parent or the Issuer, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, the Parent or the Issuer, as the case may be, under this Indenture, and the Parent or the Issuer, as the case may be, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Parent or the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Parent or the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Parent” or such “Issuer,” as applicable, shall refer instead to the successor Person and not to the Parent or the Issuer, as applicable), and may exercise every right and power of the Parent or the Issuer, as applicable under this Indenture with the same effect as if such successor Person had been named as the Parent or the Issuer, as applicable, herein; provided, however, that any predecessor Issuer shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest on, the Notes except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Parent or any of the Restricted Subsidiaries to comply with (i) Sections 4.14(d)(1) and 4.14(d)(2) and (ii) Article 5 and Section 10.04;

(4) failure by the Parent or any of the Restricted Subsidiaries to (x) comply with any of the other agreements in this Indenture (other than a failure that is the subject of clause (1), (2) or (3) of this Section 6.01(a)) or (y) comply in all material respects with the agreements in the Security Documents with respect to any material portion of the Collateral, in each case for 60 days after receipt by the Issuer of written notice of such failure from the Trustee (or receipt by the Issuer and the Trustee of written notice of such failure from the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class);

(5) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Parent or any Significant Subsidiary has outstanding Indebtedness in excess of the greater of (x) $150.0 million and (y) 20.0% of Consolidated Adjusted EBITDA, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity and such default has not been cured or the Indebtedness repaid in full within 20 days of the default or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness and such acceleration has not been rescinded or such Indebtedness repaid in full within 20 days of the acceleration;

(6) one or more judgments or orders that exceed $150.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Parent or any Significant Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within the later of: (i) 60 days after such judgment or judgments become final and nonappealable, (ii) in the event such judgment or judgments are covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or judgments which is not promptly stayed and (iii) in the event such judgment or judgments provides for installment payments or other periodic payments, 60 days after the due date for any single installment or periodic payment;

(7) the Parent, the Issuer or any Significant Subsidiary:

(a) commences a voluntary insolvency proceeding,

(b) consents to the entry of an order for relief against it in an involuntary insolvency proceeding,

(c) consents to the appointment of a Bankruptcy Custodian, an examiner or the equivalent of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary, other than as part of a credit reorganization, shall not constitute an Event of Default under this Section 6.01(a)(7);

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the latest audited consolidated financial statements of the Parent and its Subsidiaries, would constitute a Significant Subsidiary in an involuntary insolvency proceeding;

(b) appoints a Bankruptcy Custodian of the Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the latest audited consolidated financial statements of the Parent and its Subsidiaries, would constitute a Significant Subsidiary for all or substantially all of the property of the Parent, the Issuer or such Restricted Subsidiary or group of Restricted Subsidiaries; or

(c) orders the liquidation of the Parent, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the latest audited consolidated financial statements of the Parent and its Subsidiaries, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(9) any Note Guarantee by a Significant Subsidiary shall for any reason cease to be, or shall for any reason be held in any judicial proceeding not to be, or asserted in writing by any such Guarantor or the Parent not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by this Indenture and any such Note Guarantee, and any such Default continues for ten days; and

(10) with respect to any material portion of the Collateral purported to be covered by the Security Documents, (A) the failure of the security interest with respect to such Collateral under the applicable Security Documents, at any time, to be in full force and effect for any reason (other than in accordance with the terms of the applicable Security Documents, the Agreed Security Principles, and the terms of this Indenture, the Intercreditor Agreement and any applicable Approved Intercreditor Agreement, as applicable, or due to the satisfaction in full of all obligations under this Indenture and discharge of this Indenture), if such failure continues for 60 days or (B) the assertion by the Parent, the Issuer or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that the security interest with respect to such Collateral under the applicable Security Documents is invalid or unenforceable.

(b) Notwithstanding the foregoing, a Default under Section 6.01(a)(4) will not constitute an Event of Default until the Issuer receives notice from the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes of the Default and, with respect to Section 6.01(a)(4), the Issuer does not cure such Default within the time specified in Section 6.01(a)(4), after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly and to Holders, more than two years prior to such notice of Default.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(a)(7) or 6.01(8) hereof with respect to the Parent) shall have occurred and be continuing, either the Trustee or the Holders of at least 30% of the outstanding principal amount of the Notes may declare to be immediately due and payable the principal amount of all such Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. Upon the effectiveness of such a declaration, such principal, premium, accrued and unpaid interest, and other monetary obligations shall be due and payable immediately. If an Event of Default specified in Section 6.01(a)(7) or 6.01(a)(8) hereof with respect to the Parent shall occur, such amounts with respect to all the Notes shall become automatically due and payable immediately without any declaration or further action or notice on the part of the Trustee or any Holder. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the applicable person, the registered Holders of a majority in principal amount of the outstanding Notes may cancel such acceleration if (i) the rescission would not conflict with any judgment or decree and (ii) if all existing Events of Default have been cured or waived except nonpayment of principal, that has become due solely because of the acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(b) Any notice of Default, notice of a continuing Event of Default, notice of and declaration of acceleration or instruction to the Trustee to provide a notice of Default, notice of a continuing Event of Default, notice of declaration of acceleration or instruction to take any other action relating to a Default or Event of Default other than a payment default or a bankruptcy or insolvency default as described in this Indenture (a “Noteholder Direction”) with respect to the Notes provided to the Trustee by any one or more Holders (other than a Regulated Bank) (each, a “Directing Holder”) shall be accompanied by a separate written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by Beneficial Owners that have represented to the Issuer and the Trustee that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default, shall be deemed a continuing representation until the resulting Default or Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder shall be deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the Beneficial Owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Holder is Net Short and/or whether such Holder has delivered any Position Representation, Verification Covenant, Noteholder Direction, or any related certifications under this Indenture or in connection with the Notes or if any such Position Representation, Verification Covenant, Noteholder Direction, or any related certifications comply with this Indenture, the Notes, or any other document. It is understood and agreed that the Issuer and the Trustee shall be entitled to conclusively rely on each representation, deemed representation and certification made by, and covenant of, each Beneficial Owner provided for in this or the preceding paragraph. Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each Beneficial Owner notwithstanding that any such Person may have ceased to be a Beneficial Owner, this Indenture may have been terminated or the Notes may have been redeemed in full.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration

(or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant as determined by a final and non-appealable court of competent jurisdiction on such matter, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation as confirmed by a final and non-appealable determination of a court of competent jurisdiction on such matter shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration shall be voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. For the avoidance of doubt, the preceding paragraphs shall not apply to any Holder that is a Regulated Bank.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability or responsibility to the Issuer, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered any Position Representation, Verification Covenant, Noteholder Direction or any related certification or that such Position Representation, Verification Covenant, Noteholder Direction or any related certification conforms with this Indenture or any other agreement.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this Indenture. Each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with its rights and powers under Article 6 or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

The Issuer hereby waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes in accordance with its rights and powers under this Article 6, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

For the avoidance of doubt, the Trustee will treat all Holders equally with respect to their rights described under this Article 6. In connection with the requisite percentages required under this Article 6, the Trustee shall also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction. The Issuer hereby confirms that any and all other actions that the Trustee takes or omits to take under the provisions of this Indenture relating to any Noteholder Direction and Position Representation and all fees, costs expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Issuer’s indemnifications under this Indenture.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available contractual remedy under this Indenture to collect the payment of principal of, premium on, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under this Indenture at the written request or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against loss, cost, liability or expense.

Section 6.04 Waiver of Past Defaults

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust or power held by the Trustee or the Notes Collateral Agent with respect to the Notes, subject, in each case, to the provisions of the Intercreditor Agreement. However, the Trustee or the Notes Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee or the Notes Collateral Agent, as applicable, shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other Holder) or that may involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability.

Section 6.06 Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture or for any remedy unless:

(a) the Trustee has failed to institute such proceeding for 60 days after the Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b) the Holders of at least 30% in principal amount of the then outstanding Notes have made a written request to the Trustee, and offered security or indemnity satisfactory to the Trustee against any loss, cost, liability or expense, to institute such proceeding as Trustee; and

(c) the Trustee has not received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture of any Holder to receive payment of the principal of, and any premium on, if any, or interest on a Note, on or after the respective date or dates therefor, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default in payment of principal, premium or interest specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation (as agreed in writing by the Issuer and the Trustee), expenses, disbursements and advances of the Trustee, its agents and counsel), the Notes Collateral Agent (including any claim for the compensation (as agreed in writing by the Issuer and the Notes Collateral Agent), expenses, disbursements and advances of the Notes Collateral Agent, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation (as agreed in writing by the Issuer and the Trustee), expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their respective agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under this Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order (subject, if applicable, to the terms of the Intercreditor Agreement and any Approved Intercreditor Agreement):

First: to the Trustee and the Notes Collateral Agent, their respective agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or the Guarantors or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers expressly vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of clause (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith, by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it under this Indenture.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and an Opinion of Counsel. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the verbal or written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request of any Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any losses, costs, liabilities or expenses.

(g) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Notes Collateral Agent, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The permissive rights or powers of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

(m) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Bonds.

(n) The Trustee shall have no obligation to pursue any action that is not in accordance with applicable law.

(o) Not responsible or liable for the acts or omissions of any other party and may assume performance absent written notice or actual knowledge of a Responsible Officer to the contrary;

(p) The Trustee shall not be required to ensure that the trust’s interest in collateral is valid or enforceable or to monitor status of lien or performance of collateral.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. If the Trustee becomes a creditor of the Issuer or Guarantor, this Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, acting in such capacity, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will send to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a Responsible Officer in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Issuer will pay to the Trustee and the Notes Collateral Agent from time to time compensation, as agreed in writing by the Issuer and the Trustee or Notes Collateral Agent, as applicable, for its acceptance of this Indenture and services hereunder. The Trustee’s and the Notes Collateral Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the compensation, as agreed in writing by the Issuer and the Trustee or Notes Collateral Agent, and reasonable disbursements and expenses of the Trustee’s and Notes Collateral Agent’s respective agents and counsel.

(b) The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee and the Notes Collateral Agent against any and all losses, claims, damages, costs, fees, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including attorneys’ fees and expenses and court costs) of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction. Each of the Trustee and the Notes Collateral Agent will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee and the Notes Collateral Agent will cooperate in the defense. The Trustee and Notes Collateral Agent may have separate counsel and the Issuer will pay the reasonable and documented fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee or the Notes Collateral Agent.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) [Reserved].

(g) The Trustee shall have no liability or responsibility for any action or inaction on the part of any Paying Agent, Registrar, authenticating agent, Custodian (aside from the Trustee acting in such capacities and subject to the terms hereof).

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07(d) hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee. The Trustee shall have no responsibility for any action or inaction of any successor Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers or sells all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in this Section 8.02 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire

Indebtedness represented by the outstanding Notes (including the Note Guarantees) and have Liens on the Collateral securing the Notes released, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) of this Section 8.02, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.18, 4.19 and 4.20 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), (4), (5), (6), (7) (only as such clause (7) applies to Restricted Subsidiaries or group of Restricted Subsidiaries), (8) (only as such clause (8) applies to Restricted Subsidiaries or group of Restricted Subsidiaries), (9) and (10) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal of, premium on, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether Notes are being defeased to such stated date for payment or to a particular redemption date;

(b) in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(f) the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(g) the Issuer must deliver to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing provisions of this Section 8.04, the conditions set forth in the foregoing subsections (b), (c), (d), (e), (f) and (g) of this Section 8.04 need not be satisfied so long as, at the time the Issuer makes the deposit described in subsection (a) of this Section 8.04, (i) no Default under Section 6.01(a)(1), (2) or (8) has occurred and is continuing on the date of such deposit and after giving effect thereto and (ii) either (x) a notice of redemption has been sent providing for redemption of all the Notes not more than 60 days after such delivery and the requirements for such redemption shall have been complied with or (y) the Stated Maturity of the Notes will occur within 60 days. If the conditions in the preceding sentence are satisfied, the Issuer shall be deemed to have exercised its Covenant Defeasance option.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the written request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer.

Subject to applicable escheatment laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on their written request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement or any applicable Approved Intercreditor Agreement:

(a) to cure any ambiguity, defect or inconsistency as evidenced by an Officer’s Certificate;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(c) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders and Note Guarantees and under the applicable Security Documents, the Intercreditor Agreement and any applicable Approved Intercreditor Agreement by a successor to the Issuer or such Guarantor pursuant to Article 5 or Article 10 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of such Holder under this Indenture, the Security Documents, the Intercreditor Agreement or any applicable Approved Intercreditor Agreement;

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f) to conform the text of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement to any provision of the “Description of notes” section of the Offering Memorandum, to the extent that such provision in that “Description of notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement, which intent shall be evidenced by an Officer’s Certificate to that effect;

(g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(h) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(i) to confirm or complete the grant of, secure, or expand the Collateral securing, or to add additional assets as Collateral to secure, the Notes and Note Guarantees;

(j) to provide for the accession of any parties to the Security Documents, the Intercreditor Agreement and any other applicable Approved Intercreditor Agreements (and other amendments that are administrative or ministerial in nature) in connection with an Incurrence of additional Secured Indebtedness permitted by this Indenture;

(k) to confirm and evidence the release, termination or discharge of any Lien securing the Notes and the Note Guarantees pursuant to this Indenture, the applicable Security Documents, the Intercreditor Agreement and any other applicable Approved Intercreditor Agreements in accordance with this Indenture, the applicable Security Documents, the Intercreditor Agreement and any other applicable Approved Intercreditor Agreements;

(l) to evidence and provide for the appointment of a successor or replacement Notes Collateral Agent under the applicable Security Documents, the Intercreditor Agreement pursuant to the requirements thereof or any other applicable Approved Intercreditor Agreement; and

(m) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

Upon the request of the Issuer accompanied by resolutions of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and Notes Collateral Agent, if applicable, of the documents described in Section 7.02 hereof, the Trustee and the Notes Collateral Agent will, if applicable, join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but each of the Trustee and Notes Collateral Agent will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders.

Except as provided in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, may amend, subject to the terms of the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement where applicable, or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof), the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement or any other applicable Approved Intercreditor Agreement may be waived, subject to the terms of the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement where applicable, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

Upon the request of the Issuer accompanied by resolutions of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will promptly send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer or any Guarantor with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.08, 3.09, 4.10 and 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or entitling each Holder to receive payments of principal of, premium on, if any, or interest on, such Holder’s Notes;

(g) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.08, 3.09, 4.10 or 4.14 hereof);

(h) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i) make any change in the preceding amendment and waiver provisions; or

(j) to change the ranking of the Notes in a manner that adversely affects the rights of the Holders.

Notwithstanding the preceding, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment, supplement or waiver may (i) have the effect of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreement) or changing or altering the priority of the security interests of the Holders in the Collateral under the Intercreditor Agreement, (ii) make any change in the Security Documents, the provisions in this Indenture or the Intercreditor Agreement dealing with the application of proceeds of the Collateral that would adversely affect the Holders or (3) modify the Security Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Notes Collateral Agent to Sign Amendments, etc.

The Trustee and Notes Collateral Agent shall sign any amended or supplemental indenture or amendment or supplement to the Security Documents, the Intercreditor Agreement or any other applicable Approved Intercreditor Agreement, as applicable, authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture or amendment or supplement, the Trustee and Notes Collateral Agent will receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and that such supplement or amendment constitutes the valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against such parties in accordance with its terms, subject to customary exceptions.

ARTICLE 10.

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and Notes Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Issuer to the Holders, the Trustee or the Notes Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid either to the Trustee, the Notes Collateral Agent or to such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6.02 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2)

in the event of any declaration of acceleration of such obligations as provided in Article 6.02 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders, the Trustee or the Notes Collateral Agent under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance under federal, state or similar foreign law.

(b) Notwithstanding anything to the contrary contained in this Indenture or in any other Note Document, the aggregate obligations and exposure of each of any Guarantor established in Luxembourg of which the Issuer is not a direct or indirect subsidiary (a “Luxembourg Guarantor”) in respect of the obligations of the Issuer under the Notes, shall be limited at any time to an aggregate amount not exceeding 95% of the greater of:

(1) an amount equal to the sum of the relevant Luxembourg Guarantor’s Net Assets, as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the Trustee at the Issue Date, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (collège de gérance) or by its board of directors (conseil d’administration), as applicable (or, if no financial information is available with respect to the relevant Luxembourg Guarantor at the Issue Date, the first financial information available with respect to such Luxembourg Guarantor after the Issue Date); and

(2) an amount equal to the sum of the relevant Luxembourg Guarantor’s Net Assets, as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the Trustee at the date the Note Guarantee is enforced against the relevant Luxembourg Guarantor, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (collège de gérance) or by its board of directors (conseil d’administration), as applicable.

Should the financial information of the relevant Luxembourg Guarantor not be available on the Issue Date, the relevant Luxembourg Guarantor’s Net Assets will be determined in accordance with the Luxembourg accounting principles referred to below.

For the purposes of this Section 10.02(b), “Net Assets” shall mean all the assets (actifs) of the relevant Luxembourg Guarantor minus its liabilities (provisions et dettes) as valued either (i) at the fair market value determined by an independent third party appointed by the Luxembourg Guarantor, or (ii) if no such market value has been determined, in accordance with Luxembourg generally accepted accounting principles or International Financial Reporting Standards, as applicable, and the relevant provisions of the Luxembourg Act of December 19, 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies, as amended.

Section 10.03 Issuance and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture (or a supplemental indenture to this Indenture, as applicable) shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors. Upon execution of a supplemental indenture to this Indenture by any Guarantor in the form of Exhibit E hereto, the Note Guarantee set forth in this Indenture and such supplemental indenture shall be deemed duly delivered, without any further action by any Person, on behalf of such Guarantor. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Issuer, the Parent or another Subsidiary Guarantor, unless:

(a) immediately after giving effect to such transaction, no Default or Event of Default exists;

(b) either:

(1) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor” (i) unconditionally assumes all the obligations of that Subsidiary Guarantor under its Note Guarantee, this Indenture, the Security Documents (as applicable), the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement, pursuant to agreements satisfactory to the Trustee and (ii) to the extent required by and subject to the limitations set forth in the Security Documents, agrees to cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions; or

(2) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof; and

(c) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by a supplemental indenture, of the Note Guarantees and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such Successor Guarantor will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (b)(1) and (b)(2) in the first paragraph of this Section 10.04, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Parent, the Issuer or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Parent, the Issuer or another Subsidiary Guarantor.

Section 10.05 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Parent, the Issuer or a Restricted Subsidiary, then such Guarantor will be released and relieved of any obligations under the Note Guarantee and the Person acquiring such assets shall not be obligated under the Note Guarantee;

(b) In the event of any sale or other disposition of Capital Stock of any Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Parent, the Issuer or a Restricted Subsidiary, and such Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition, then such Guarantor will be released and relieved of any obligations under its Note Guarantee;

provided, in both cases of the foregoing clauses (a) and (b), such sale or other disposition does not violate Section 4.10 hereof and that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(c) Upon designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(d) Upon a dissolution of the Subsidiary Guarantor that is permitted under this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(e) Upon the release of the Subsidiary Guarantor’s guarantee under all applicable Triggering Indebtedness, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(f) Upon repayment in full of the Notes, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

(g) Upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, and the Collateral shall be released from the Liens in favor of the Notes Collateral Agent and no longer secure the obligations under this Indenture and the Notes, as applicable, when:

(a) either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest on, the Notes to the date of maturity or redemption; provided, that, upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid);

(b) in respect of Section 11.01(a)(2), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is or are a party or by which the Issuer or any Guarantor is or are bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(c) the Issuer or any Guarantor has or have paid or caused to be paid all sums payable by it or them under this Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 11.01(a)(2), the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12.

COLLATERAL AND SECURITY

Section 12.01 Security.

(a) The due and punctual payment of the Obligations in respect of, including payment of the principal of, premium on, if any, and interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which are in full force and effect at the time of execution of this Indenture, or, in certain circumstances, will be entered into by the Issuer and the Guarantors subsequent to the date hereof, and will be secured by any Security Documents hereafter delivered as required by this Indenture.

(b) Each Holder, by accepting a Note, acknowledges and agrees to all of the terms and provisions of the Intercreditor Agreement, any other applicable Approved Intercreditor Agreement and the Security Documents, as the same may be amended from time to time pursuant to the provisions of this Indenture, the Intercreditor Agreement, any other applicable Approved Intercreditor Agreement and the other Security Documents.

Section 12.02 Intercreditor Agreement

Notwithstanding anything to the contrary contained herein, the Trustee and each Holder, by its acceptance of the Notes, hereby acknowledges that the Liens and security interests securing the Obligations on the Notes and rights to payment in respect of proceeds therefrom, the exercise of any right or remedy by the Notes Collateral Agent under the Security Documents or with respect thereto, and certain rights of the parties thereto are subject to the provisions of the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement that has been entered into by the Trustee and/or Notes Collateral Agreement pursuant to the terms hereof. In the event of any conflict between the terms of the Intercreditor Agreement or any such Approved Intercreditor Agreement and the terms of this Indenture or any other Security Document with respect to the priority of any Liens granted to the Notes Collateral Agent and payments arising from proceeds in respect therefrom, or the exercise of any rights and remedies of the Notes Collateral Agent, the terms of the Intercreditor Agreement and any such applicable Approved Intercreditor Agreement shall govern and control.

Section 12.03 Notes Collateral Agent

(a) The Trustee and each Holder, by its acceptance of the Notes, hereby acknowledge and agree that the Notes Collateral Agent shall hold for the benefit of all current and future Secured Parties a security interest in the Collateral granted pursuant to the applicable Security Documents.

(b) Each Holder, by its acceptance of the Notes, (i) appoints Computershare Trust Company, National Association to act on its behalf as Notes Collateral Agent under the Security Documents, (ii) authorizes and directs the Notes Collateral Agent to enter into any Security Documents, including the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith, (iii) authorizes the Trustee to direct the Notes Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Notes Collateral Agent by the terms of the Security Documents, including for the purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Issuer and Guarantors thereunder to secure the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto and (iv) authorizes the Notes Collateral Agent to release any Lien granted to or held by the Notes Collateral Agent upon any Collateral as provided in this Indenture, the Security Documents, the Intercreditor Agreement or any other applicable Approved Intercreditor Agreement.

(c) The Issuer hereby appoints Computershare Trust Company, National Association (and any co-agents, sub-agents or attorneys-in-fact appointed by the Notes Collateral Agent (and which shall be entitled to the benefit of the provisions of the applicable Security Documents)) to serve as Notes Collateral Agent on behalf of the Secured Parties under the Security Documents as provided therein, with the privileges, powers and immunities as set forth therein and in the Security Documents.

(d) None of the Parent, the Issuer, the Subsidiary Guarantors or any of their respective Affiliates may serve as Notes Collateral Agent.

(e) The Trustee and each Holder, by its acceptance of the Notes, (i) authorize the Notes Collateral Agent to enter into, or otherwise have the Notes be subject to, the Intercreditor Agreement or any other applicable Approved Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements) and (ii) acknowledge that each Approved Intercreditor Agreement is (if entered into) binding upon them.

Section 12.04 Collateral Shared Equally and Ratably.

Subject to the applicable provisions in the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement, the payment and satisfaction of all of the Secured Obligations shall be secured equally and ratably by the Liens on the Issuer’s and the Guarantors’ right, title and interest in the Collateral established in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents, and all such Liens will be enforceable by the Notes Collateral Agent for the benefit of all Secured Parties equally and ratably.

Section 12.05 [Reserved].

Section 12.06 Release of Liens on Collateral

(a) The Collateral securing the Obligations will automatically and without the need for any further action by any Person be released in any of the following circumstances:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances or that is or becomes an Excluded Asset;

(2) in whole upon:

(A) satisfaction and discharge of this Indenture pursuant to Article 11; or

(B) a legal defeasance or covenant defeasance of this Indenture pursuant to Article 8;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or in connection with any exercise of remedies pursuant to this Indenture, the Intercreditor Agreement or the other Security Documents, (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary), or (c) is a Permitted Receivables Facility Asset that is sold, transferred or otherwise disposed by the Issuer or any Guarantor to a Receivables Entity in connection with a Permitted Receivables Facility;

(4) in whole or in part, pursuant to the fifth paragraph of Section 9.02; and

(5) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement.

(b) The Issuer or a Guarantor shall be automatically released from its obligations under the Intercreditor Agreement, any other applicable Approved Intercreditor Agreement and the other Security Documents and the Notes Collateral Agent’s Liens upon the Collateral of the Issuer or such Guarantor and the capital stock or other equity interests of the Issuer or such Guarantor shall be automatically released if the Issuer or such Guarantor (x) ceases to be a Restricted Subsidiary or (y) becomes an Excluded Subsidiary; provided that the Parent has elected for such Excluded Subsidiary to be released in accordance with the 2024 Credit Agreement.

Notwithstanding anything to the contrary herein, the Notes Collateral Agent is irrevocably authorized by the Trustee and each Holder, by its acceptance of the Notes, to:

(a) subordinate or release its Lien on any property in connection with the incurrence of any Indebtedness pursuant to clause (11) or (13) of Section 4.09(b); and

(b)  subordinate its Lien on any property to the holder of any Lien on such property that is permitted by clause (4), (5), (7), (10) (excluding Liens on the Collateral securing the obligations under the Credit Agreement), (12), (16), (17), (20), (23), (25), (26), (33), (34), (35), (39), (40) (to the extent that the relevant Lien is of the type to which the Lien of the Notes Collateral Agent may otherwise be required to be subordinated under this clause (b) pursuant to any of the other Permitted Liens that are expressly included in this clause (b)) or (41) of the definition of “Permitted Liens” or with respect to which, subject to the Intercreditor Agreement, the consent of the Holders of the requisite percentage of Notes in accordance with the provisions described in Article 9 has been obtained.

Section 12.07 Further Assurances

(a) Subject to the terms of the Security Documents and the Agreed Security Principles, the Issuer and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Notes Collateral Agent from time to time may reasonably deem necessary, to assure and confirm that the Notes Collateral Agent holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens (subject to Permitted Liens, the Agreed Security Principles and the terms of this Indenture, the Security Documents and the Intercreditor Agreement) upon the Issuer’s and Guarantors’ right, title and interest in the Collateral (including any property or assets of the Issuer or Guarantors that are acquired or otherwise become Collateral (or are required by this Indenture to become Collateral) after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, this Indenture, the Intercreditor Agreement, any other applicable Approved Intercreditor Agreement and the other Security Documents.

(b) Notwithstanding anything to the contrary herein or in any Security Document, neither the Issuer nor any Guarantor shall have any obligation to (i) perfect through control agreements or “control” with respect to any assets (other than in respect of promissory notes in excess of $10,000,000 and certificated Equity Interests constituting Collateral that are required to be pledged pursuant to the Security Documents), (ii) perfect any security interest or lien in any intellectual property included in the Collateral in any jurisdiction other than in the United States or Ireland, (iii) enter into any guarantees governed by the laws of any non-U.S. jurisdiction, (iv) obtain any landlord waivers, estoppels or collateral access letters, or (v) perfect a security interest in any letter of credit rights (other than by the filing of a UCC or similar financing statement).

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Reserved].

Section 13.02 Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Endo Finance Holdings, Inc.

1400 Atwater Drive

Malvern, PA 19355

Telecopy No.: (484) 713-5204

Attention: Chief Legal Officer

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Telecopy No.: (212) 735-3497

Attention: Michael J. Zeidel

If to the Trustee or the Notes Collateral Agent:

Computershare Trust Company, National Association

1505 Energy Park Drive

St. Paul, MN 55108

Attention: Corporate Trust Services – Endo Finance Holdings, Inc. Administrator

With a copy to:

ArentFox Schiff LLP

1301 Avenue of the Americas, Floor 42

New York, NY 10019

Facsimile No.: (212) 484-3990

Attention: Beth Brownstein

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; at the time of delivery if sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be sent electronically or by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, they will send a copy to the Trustee and each Agent at the same time.

Section 13.03 Communication by Holders with Other Holders.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

No such Officer’s Certificate or Opinion of Counsel shall be required upon the issuance of the Initial Notes on the Issue Date.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, the Intercreditor Agreement and any other applicable Approved Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and the laws of certain foreign jurisdictions.

Section 13.08 Governing Law; Waiver of Jury Trial.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE APPLICATION OF THE PROVISIONS OF ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED 10 AUGUST 1915, AS AMENDED, IS EXPRESSLY EXCLUDED. THE ISSUER AND EACH OF THE GUARANTORS CONSENT AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK IN RELATION TO ANY LEGAL ACTION OR PROCEEDING (I) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS INDENTURE, THE NOTES, THE GUARANTEES AND ANY RELATED DOCUMENTS (OTHER THAN ANY SECURITY DOCUMENTS WHICH SPECIFY A DIFFERENT JURISDICTION) AND/OR (II) ARISING UNDER ANY U.S. FEDERAL OR U.S. STATE SECURITIES LAWS IN RESPECT OF THE NOTES, THE GUARANTEES AND ANY SECURITIES ISSUED PURSUANT TO THE TERMS OF THIS INDENTURE. THE ISSUER AND EACH OF THE GUARANTORS WAIVE ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS, WHETHER ON THE GROUND OF VENUE OR ON THE GROUND THAT THE PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM. THE ISSUER AND EACH OF THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, SHALL APPOINT ENDO FINANCE HOLDINGS, INC., 1400 ATWATER DRIVE,

MALVERN, PA 19355, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER AND EACH OF THE GUARANTORS AGREES TO DELIVER, UPON THE EXECUTION AND DELIVERY OF THIS INDENTURE, A WRITTEN ACCEPTANCE BY SUCH AGENT OF ITS APPOINTMENT AS SUCH AGENT. THE ISSUER AND EACH OF THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, FURTHER AGREE TO TAKE ANY AND ALL ACTION, INCLUDING THE FILING OF ANY AND ALL SUCH DOCUMENTS AND INSTRUMENTS, AS MAY BE REASONABLY NECESSARY TO CONTINUE SUCH DESIGNATION AND APPOINTMENT OF ENDO FINANCE HOLDINGS, INC. IN FULL FORCE AND EFFECT FOR SO LONG AS THIS INDENTURE REMAINS IN FORCE. THE ISSUER, THE TRUSTEE AND EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Parent or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

This Indenture (and any document executed in connection with this Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution of Global Notes and for execution or indorsement of other writings when required under the UCC or other Signature Law due to the character or intended character of the writings. For the avoidance of doubt, the Trustee shall authenticate the Notes by manual signature and the Issuer shall execute the Notes by manual signature.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 U.S.A. Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Company agrees that it will provide the Trustee with information about the Company as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 13.15 Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority, strikes, work stoppages, labor dispute, disease, epidemic or pandemic, quarantine, national emergency, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, communications system failure, malware or ransomware or unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems or unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

ENDO FINANCE HOLDINGS, INC.
as Issuer

By:	/s/ John D. Boyle
	Name:	John D. Boyle
	Title:	President, Corporate Development and Treasurer

[Signature Page to Indenture]

ENDO, INC.
as Parent

By:	/s/ Deanna Voss
Name: Deanna Voss
Title: Assistant Secretary

[Signature Page to Indenture]

ENDO ENTERPRISE, INC.
ENDO USA, INC.

each, as a Guarantor

By:	/s/ John D. Boyle
	Name:	John D. Boyle
	Title:	Senior Vice President, Corporate
Development and Treasurer

[Signature Page to Indenture]

ENDO US HOLDINGS LUXEMBOURG I S.A R.L.
as a Guarantor

By:	/s/ John Boyle
Name: John D. Boyle
Title: Class A Manager

By:	/s/ Brian Morrissey
Name: Brian Morrissey
Title: Class A Manager

[Signature Page to Indenture]

SIGNED AND DELIVERED as a Deed for and on behalf of
ENDO OPERATIONS LIMITED, as Guarantor, by its lawfully appointed attorney

Marie-Therese Bolger

/s/ Marie-Therese Bolger
Attorney

in the presence of:-

/s/ Alma O’Donnell Witness signature

Alma O’Donnell Witness name

47 Danieli Rd, D5 Witness address

Neurophysiologist Witness occupation

[Signature Page to Indenture]

SIGNED AND DELIVERED as a Deed for and on behalf of
ENDO BIOLOGICS LIMITED, as Guarantor, by its lawfully appointed attorney

Marie-Therese Bolger

/s/ Marie-Therese Bolger
Attorney

in the presence of:-

/s/ Alma O’Donnell Witness signature

Alma O’Donnell Witness name

47 Danieli Rd, D5 Witness address

Neurophysiologist Witness occupation

[Signature Page to Indenture]

SIGNED AND DELIVERED as a Deed for and on behalf of
OPERAND PHARMACEUTICALS HOLDCO I LIMITED, as Guarantor, by its lawfully appointed attorney

Marie-Therese Bolger

/s/ Marie-Therese Bolger
Attorney

in the presence of:-

/s/ Alma O’Donnell Witness signature

Alma O’Donnell Witness name

47 Danieli Rd, D5 Witness address

Neurophysiologist Witness occupation

[Signature Page to Indenture]

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN [● / ●] / [● / ●]

8.500% Senior Secured Notes due 2031

No.	$

ENDO FINANCE HOLDINGS, INC.

promise to pay to       or registered assigns, the principal sum of                      DOLLARS on April 15, 2031.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:

ENDO FINANCE HOLDINGS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Date:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

8.500% Senior Secured Notes due 2031

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Endo Finance Holdings, Inc., a Delaware corporation (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at 8.500% per annum from April 23, 2024 until maturity. The Issuer will pay interest, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day and no additional interest shall accrue (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further, that the first Interest Payment Date shall be October 15, 2024. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable Interest Payment Date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Computershare Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders. The Issuer or any of the Parent’s Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuer issued the Notes under an Indenture, dated as of April 23, 2024 (as amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuer. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to April 15, 2027, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes issued under the Indenture, upon not less than 10 days’ nor more than 60 days’ notice, at a redemption price equal to 108.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date if the Notes have not been redeemed prior to such date), with the net cash proceeds of an Equity Offering; provided that:

at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to April 15, 2027, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) At any time prior to April 15, 2027, the Issuer may on any one or more occasions redeem up to 10% of the original aggregate principal amount of the Notes issued under the Indenture during each twelve-month period commencing with the Issue Date upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

(d) Except pursuant to clauses (a), (b) and (c) above, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2027.

(e) On or after to April 15, 2027, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 days’ nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date if the Notes have not been redeemed prior to such date):

Year	Percentage
2027	104.250%
2028	102.125%
2029 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. Other than as set forth in Section 3.08 of the Indenture, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) [RESERVED].

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes in a Change of Control offer (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will send a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) The Issuer may be required to make an offer to purchase Notes in the event of an Asset Sale as set forth in Section 4.10 of the Indenture.

(9) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Issuer will send or cause to be sent, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 10 days before the sending of any notice of redemption or during the period between a record date and the next succeeding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented as provided in the Indenture.

(13) DEFAULTS AND REMEDIES. If an Event of Default (other than an Event of Default specified in Sections 6.01(a)(7) and 6.01(a)(8) of the Indenture with respect to the Parent) shall have occurred and be continuing, either the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes may declare to be immediately due and payable the principal amount of all such Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. Upon the effectiveness of such a declaration, such principal, premium, accrued and unpaid interest, and other monetary obligations shall be due and payable immediately. If an Event of Default specified in Sections 6.01(a)(7) and 6.01(a)(8) of the Indenture with respect to the Parent shall occur, such amounts with respect to all the Notes shall become automatically due and payable immediately without any declaration or further action or notice on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase).

(14) TRUSTEE DEALINGS WITH THE ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and the laws of certain foreign jurisdictions.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP OR ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP or ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) SECURITY. The Notes shall be secured by Liens and security interests, subject to Permitted Liens, in the Collateral, which Liens are equal in priority to the Liens securing the other Pari Passu Payment Lien Obligations, on the terms and conditions set forth in the Indenture and the Security Documents. The Notes Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case, pursuant to the Security Documents.

(20) GOVERNING LAW; WAIVER OF JURY TRIAL. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE APPLICATION OF THE PROVISIONS OF ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED 10 AUGUST 1915, AS AMENDED, IS EXPRESSLY EXCLUDED. THE ISSUER AND EACH OF THE GUARANTORS CONSENTS AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK IN RELATION TO ANY LEGAL

ACTION OR PROCEEDING (I) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE INDENTURE, THE NOTES, THE GUARANTEES AND ANY RELATED DOCUMENTS (OTHER THAN ANY SECURITY DOCUMENTS WHICH SPECIFY A DIFFERENT JURISDICTION) AND/OR (II) ARISING UNDER ANY U.S. FEDERAL OR U.S. STATE SECURITIES LAWS IN RESPECT OF THE NOTES, THE GUARANTEES AND ANY SECURITIES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE. THE ISSUER AND EACH OF THE GUARANTORS WAIVE ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS, WHETHER ON THE GROUND OF VENUE OR ON THE GROUND THAT THE PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM. THE ISSUER AND EACH OF THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, SHALL APPOINT ENDO FINANCE HOLDINGS, INC., 1400 ATWATER DRIVE, MALVERN, PA 19355, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER AND EACH OF THE GUARANTORS AGREE TO DELIVER, UPON THE EXECUTION AND DELIVERY OF THE INDENTURE, A WRITTEN ACCEPTANCE BY SUCH AGENT OF ITS APPOINTMENT AS SUCH AGENT. THE ISSUER AND EACH OF THE GUARANTORS, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, FURTHER AGREE TO TAKE ANY AND ALL ACTION, INCLUDING THE FILING OF ANY AND ALL SUCH DOCUMENTS AND INSTRUMENTS, AS MAY BE REASONABLY NECESSARY TO CONTINUE SUCH DESIGNATION AND APPOINTMENT OF ENDO FINANCE HOLDINGS, INC. IN FULL FORCE AND EFFECT FOR SO LONG AS THE INDENTURE REMAINS IN FORCE. THE ISSUER, THE TRUSTEE AND EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED THEREBY AND HEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Endo Finance Holdings, Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Endo Finance Holdings, Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Computershare Trust Company, National Association

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Corporate Trust Services – Endo Finance Holdings, Inc. Administrator

Telephone No.: (800) 344-5128

Email: cctbondholdercommunications@computershare.com

Re: 8.500% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of April 23, 2024 (the “Indenture”), among Endo Finance Holdings, Inc., a Delaware corporation (the “Issuer”), Endo, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors party thereto and Computershare Trust Company, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

       , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $    in such Note[s] or interests (the “Transfer”), to            (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the

Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the distribution compliance period (as defined in Regulation S), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Endo Finance Holdings, Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Computershare Trust Company, National Association

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Corporate Trust Services – Endo Finance Holdings, Inc. Administrator

Telephone No.: (800) 344-5128

Email: cctbondholdercommunications@computershare.com

Re: 8.500% Senior Secured Notes due 2031

(CUSIP 29281R AA7; U2919Q AA3)

Reference is hereby made to the Indenture, dated as of April 23, 2024 (the “Indenture”), among Endo Finance Holdings, Inc., a Delaware corporation (the “Issuer”), Endo, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors party thereto and Computershare Trust Company, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

     , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $   in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

EXHIBIT D

FORM OF CERTIFICATE OF

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Endo Finance Holdings, Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Computershare Trust Company, National Association

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Corporate Trust Services – Endo Finance Holdings, Inc. Administrator

Telephone No.: (800) 344-5128

Email: cctbondholdercommunications@computershare.com

Re: 8.500% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of April 23, 2024 (the “Indenture”), among Endo Finance Holdings, Inc., a Delaware corporation (the “Issuer”), Endo, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors party thereto and Computershare Trust Company, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture. In connection with our proposed purchase of $   aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under

D-1

the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this clause a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of      , among       (the “Guaranteeing Subsidiary”, which Guaranteeing Subsidiary is a subsidiary of Endo, Inc. (or its permitted successor), Endo Finance Holdings, Inc., a Delaware corporation (the “Issuer”), Endo, Inc., a Delaware Corporation (the “Parent”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of April 23, 2024, by and among the parties thereto (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of 8.500% Senior Secured Notes due 2031 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and the laws of certain foreign jurisdictions.

4. NEW YORK LAW TO GOVERN; WAIVER OF JURY TRIAL. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE ISSUER AND EACH OF THE GUARANTORS CONSENT AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK IN RELATION TO ANY LEGAL ACTION OR PROCEEDING (I) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE INDENTURE, AS SUPPLEMENTED, THE NOTES, THE GUARANTEES AND ANY RELATED DOCUMENTS (OTHER THAN ANY SECURITY DOCUMENTS WHICH SPECIFY A DIFFERENT JURISDICTION) AND/OR (II) ARISING UNDER ANY U.S. FEDERAL OR U.S. STATE SECURITIES LAWS IN RESPECT OF THE NOTES, THE GUARANTEES AND ANY SECURITIES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE, AS SUPPLEMENTED. THE ISSUER AND EACH OF THE GUARANTORS WAIVE ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS, WHETHER ON THE GROUND OF VENUE OR ON THE GROUND THAT THE PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM. THE GUARANTEEING SUBSIDIARY, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, SHALL APPOINT ENDO FINANCE HOLDINGS, INC., 1400 ATWATER DRIVE, MALVERN, PA 19355, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE GUARANTEEING SUBSIDIARY AGREES TO DELIVER, UPON THE EXECUTION AND DELIVERY OF THIS SUPPLEMENTAL INDENTURE, A WRITTEN ACCEPTANCE BY SUCH AGENT OF ITS APPOINTMENT AS SUCH AGENT. THE GUARANTEEING SUBSIDIARY, TO THE EXTENT ORGANIZED OUTSIDE OF THE UNITED STATES, FURTHER AGREES TO TAKE ANY AND ALL ACTION, INCLUDING THE FILING OF ANY AND ALL SUCH DOCUMENTS AND INSTRUMENTS, AS MAY BE REASONABLY NECESSARY TO CONTINUE SUCH DESIGNATION AND APPOINTMENT OF ENDO FINANCE HOLDINGS, INC. IN FULL FORCE AND EFFECT FOR SO LONG AS THE INDENTURE, AS SUPPLEMENTED, REMAINS IN FORCE. THE ISSUER, THE TRUSTEE AND EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF or other electronic signatures shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE AND THE NOTES COLLATERAL AGENT. The Trustee and the Notes Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:      ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ENDO FINANCE HOLDINGS, INC., as Issuer

By:
Name:
Title:

ENDO, INC., as Parent

By:
Name:
Title

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

By:
Name:
Title:

EXHIBIT F

[AGREEMENT TO PAY ADDITIONAL AMOUNTS]

[The following provisions shall be included in a supplemental indenture executed and delivered by any Person (the “Surviving Person”) formed by or surviving any consolidation or merger with the Parent or the Issuer, or to which a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of the Parent and the Restricted Subsidiaries or the Issuer and its Restricted Subsidiaries, in each case taken as a whole, has been made, in each case as described in Section 5.01 of the Indenture, if such Person is an entity organized or existing under the laws of a jurisdiction other than the United States, any state of the United States or the District of Columbia.]

All payments made by or on behalf of the Surviving Person under or with respect to the Notes or any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing) (collectively referred to as “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Surviving Person (including any successor entity), is then incorporated, engaged in business, organized or resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment with respect to the Notes or any Note Guarantee is made by or on behalf of the Surviving Person (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each of (1) and (2), a “Tax Jurisdiction”), will at any time be required to be made from any payments made by or on behalf of the Surviving Person under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Surviving Person will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner of Notes after such deduction or withholding will equal the respective amounts of cash that would have been received and retained in respect of such payments in the absence of such deduction or withholding; provided, however, that no Additional Amounts will be payable with respect to:

(a) any Taxes, to the extent such Taxes would not have been imposed but for the Holder or the beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation) being a citizen or resident or national of, incorporated in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the acquisition or holding of such Notes, the exercise or enforcement of rights under such Notes or the Indenture or under a Note Guarantee of a Guarantor or the receipt of payments in respect of such Notes or a Note Guarantee of a Guarantor;

(b) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(c) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(d) any Note presented for payment (where presentation is required) by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(e) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee of a Guarantor;

(f) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Surviving Person’s timely written request addressed to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(g) any Taxes imposed or withheld by reason of the failure of the Holder or beneficial owner of the Notes to comply with the requirements of Sections 1471 through 1474 of the Code, as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations issued thereunder or any official interpretation thereof or any agreement entered into pursuant to Section 1471(b) of the Code;

(h) any withholding Tax imposed by the United States or a political subdivision thereof; or

(i) any combination of the foregoing clauses (a) through (h).

In addition to the foregoing, the Surviving Person will also pay and indemnify the Holders for any present or future stamp, issue, registration, value added, transfer, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture (including this Supplemental Indenture), any Note Guarantee of a Guarantor or any other document referred to herein or therein, or the receipt of any payments with respect thereto, or enforcement of any of the Notes or any Note Guarantee of a Guarantor.

If the Surviving Person becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee of a Guarantor, the Surviving Person will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Surviving Person shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable.

The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Surviving Person will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. The Trustee shall be entitled to rely absolutely on an Officer’s Certificate as conclusive proof that such payments are necessary, and may conclusively presume that no payments are necessary unless and until it receives any such Officer’s Certificate.

The Surviving Person will make all withholdings and deductions (within the time period and in the minimum amount) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Surviving Person will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. Upon written request, the Surviving Person will use reasonable best efforts to furnish to the Trustee (or to a Holder upon request), within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Surviving Person or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

Whenever in the Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee of a Guarantor, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations set forth in in this Section [ ] will survive any termination, defeasance or discharge of the Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Surviving Person is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee of a Guarantor) and any department or political subdivision thereof or therein.